As filed with the Securities and Exchange Commission on August 27, 2010

Registration No. 333-165941

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM S-1/A

(Amendment No. 3)

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REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CYIOS CORPORATION

(Exact name of registrant as specified in Charter)

Nevada	000-27243	03-7392107
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

1300 Pennsylvania Avenue, Suite 700

Washington, D.C. 20004

(Address of Principal Executive Offices)

_______________

(202) 204-3006

(Issuer Telephone number)

_______________

Copies of communications to:

Peter J. Gennuso, Esq.

Gersten Savage, LLP

600 Lexington Avenue, 10th Floor

New York, NY 10022

Telephone No.: (212) 752-9700

Facsimile No.: (212) 980-5192

Approximate Date of Proposed Sale to the Public: As soon as practicable after the effective date of the Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

Indicate by check mark whether Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer  Accelerated Filer

Non-accelerated filer  Smaller reporting companyx

(Do not check if a smaller reporting company)

Calculation of Registration Fee

Title Of Securities To be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price (4)	Amount of Registration Fee(1)
Common Stock, $0.001(1)	3,500,000	(2)	$0.0376	(3)	$131,600	$14.97
Per share

(1) Estimated pursuant to Rule 457(o) under the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee.

(2) Representing shares of the Company to be offered through an equity financing arrangement and shares to be sold by the Selling Security Holder.

(3) Based on Rule 457 under the Securities Act.

(4) This amount represents the maximum aggregate value of common stock which may be drawn from the Underwriter by the registrant pursuant to the terms and conditions of a Drawdown Equity Financing Agreement between the Underwriter and the registrant.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

ITEM 1 – Forepart of the Registration statement and cover page of Prospectus

Preliminary Prospectus Subject to Completion dated August 27, 2010

CYIOS Corporation

3,500,000 Shares

Common Stock

This prospectus relates to the resale of up to 3,500,000 shares of the common stock of CYIOS Corporation, a Nevada corporation, by Auctus Private Equity Fund, LLC, a Cayman Island exempted company (“ Auctus ” or “Selling Security Holder”), a selling shareholder pursuant to Drawdown Notice under a Drawdown Equity Financing Agreement (the “ Drawdown Equity Financing Agreement ” or “DEFA”), also referred to as an Equity Line of Credit, that we have entered into with Auctus. The Drawdown Equity Financing Agreement permits us to sell shares of our common stock to Auctus enabling us to drawdown up to $7,000,000 million from Auctus. The registration statement covers the offer and possible sale of approximately $140,000 based on the most recent market price of $.04 before the discount offered to Auctus. We will not receive any proceeds from the sale of these shares of common stock offered by Auctus. However, we will receive proceeds from the sale of securities pursuant to each Drawdown Notice we send to Auctus. We will bear all costs associated with this registration.

Auctus is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) in connection with the resale of our common stock under the Equity Line of Credit. Auctus will pay us 94% of the lowest closing “best bid” price of the common stock during the five consecutive trading days immediately following the date of our notice to Auctus of our election to put shares pursuant to the Drawdown Equity Financing Agreement.

Our shares of common stock are traded on the Over-the-Counter Bulletin Board (the “OTCBB”) under the symbol "CYIO.OB." On August 18, 2010, the closing sale price of our common stock was $0.04 per share.

This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See "Risk Factors" beginning on page 1-7.

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. No one may sell these securities nor may offers to buy be accepted until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer, solicitation or sale is not permitted. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 27, 2010

1. ITEM 3 - SUMMARY INFORMATION AND RISK FACTORS

This summary highlights information described more fully elsewhere in this prospectus. You should read the entire prospectus carefully. In this prospectus, "CYIOS," the "Company," "CYIOS Corp," "we," "us" and "our" refer to CYIOS Corporation, a Nevada corporation.

The Company

CYIOS® Corporation (“we”, “us”, “our”, “CYIOS®” or the “Company”) was incorporated under the laws of the state of Nevada on October 13, 1997 as Halo Holdings of Nevada, Inc., for purposes of acquiring Halo Holdings, Inc., a Delaware corporation, operating in the aviation and extreme sports entertainment industries. In March 1999, we sold our extreme sports division. Between February 1999 and April 1999 we acquired three operating entities engaged in the business of providing integrated internet access and professional consulting services, and, on July 9, 1999, we changed our name to A1 Internet.com, Inc. to more accurately reflect our then-current operations. In June 2000, in addition to our other operations, we entered into the business of providing long distance services. In December 2000, we discontinued the operations of several of our subsidiaries which were not focused on our then-core competencies, and on October 15, 2001 we changed our name to WorldTeq Group International, Inc. (“WorldTeq”).

Effective April 7, 2005 we completed a 1-for-30 reverse stock split of our outstanding shares of common stock and changed our name to China Print, Inc., in anticipation of entering into an agreement and plan of merger with Harbin Yinhai Technology Development Company Ltd., a People’s Republic of China company (“HYT”). In June of 2005, the transaction with HYT was terminated.

On September 19, 2005, we entered into an agreement with CYIOS Corporation, a District of Columbia corporation (“CYIOS® DC”), and Timothy Carnahan, whereby we acquired 100% of the issued and outstanding capital stock of CYIOS® DC in exchange for 19,135,000 shares or our common stock. On September 27, 2005 we changed our name to CYIOS® Corporation.

Overview of Principal Products and Services

CYIOS® is a holding company made up of two operating subsidiaries: CYIOS Corporation, a District of Columbia corporation (“CYIOS® DC”), and CKO Inc., a District of Columbia corporation (“CKO”). CYIOS® DC builds knowledge management solutions, supports organizations with business continuity and IT services for the Department of Defense (“DoD”) community. CKO is the product arm of CYIOS® that offers CYIPRO™, a business transformation tool that utilizes the first project-based operating system to build knowledge centric organizations. CYIPRO™ provides a virtual work space for collaboration, project management, and document management to help manage people, processes and information. CYIPRO™ also provides key solutions for compliance with Securities and Exchange Commission (“SEC”) Sarbanes-Oxley regulations and compliance with Defense Contract Audit Agency (“DCAA”) and performance based contracting for government contractors.

CYIOS® DC

We believe CYIOS® DC is recognized as a premier knowledge management solution provider for the DoD. Established in 1994, we have worked closely with the United States military as a small business contractor providing innovative and comprehensive solutions for the Army’s General Officers and high-level military agencies. We pioneered what we believe to be the largest knowledge management portal, U.S. Army Knowledge Online (“AKO”). We win our business through bidding against other companies for government contracts. These bids may be done independently or through teaming arrangements with other contractors.

Timothy Carnahan, our president and Chief Executive Officer, has over 14 years of executive and technical experience with the highest levels of the U.S. government. When supporting the Army General Officer Management Office, Mr. Carnahan designed and implemented the first Knowledge Management (“KM”) system for the Army, America’s Army Online, which became the core for AKO, the portal that supports over 1.8 million soldiers and civilians worldwide. We believe that AKO has become the KM paradigm for the DoD. The DoD intends to increase its KM spending from $387 million in the fiscal year 2005 to $524 million in the fiscal year 2010, representing a growing potential market for CYIOS®, where KM is our core competency in both product and service support.

With KM as a major focal point for us, the term and market need further explanation. KM is the name of a concept in which an enterprise consciously and comprehensively gathers, organizes, shares, and analyzes its information in terms of resources, documents, and people skills. In early 1998, it was believed that few enterprises actually had a comprehensive knowledge management practice (by any name) in operation. Advances in technology and the way we access and share information have changed that; it has been proven that successful organizations have some kind of knowledge management framework in place. KM involves data mining and a method or operation to share information among users.

We use our expertise in KM, performance-based contracting, enterprise management, and web-based application development to bid on U.S. government contracts. Historically the company has focused on supporting the U.S. Army, but under its new growth strategy, it is beginning to look at bids from other DoD agencies as well as all U.S. government agencies.

CKO

CKO Inc. markets and sells the software product CYIPRO™. CYIPRO™ is a secure, web-based virtual office that uses an array of tools to give any organization the ability to manage and retain knowledge, collaborate data and ideas, and securely store and share information, all for the purpose of making an organization more efficient and therefore more successful. Using the features of CYIPRO™, users can access and manage their entire organization online from any computer with an Internet connection and web browser or from a mobile device with Internet capability. The result: connected, organized and effective business practices.

The tools of our full online office suite include e-mail, document and file management, calendar, tasks, meetings, contacts, project management, reporting, and timesheet management. The power of managing knowledge and collaboration is unleashed when all of these individual components are shared and used within an entire organization, a division, or a project team. We believe CYIPRO™ will remove the dependency of working from an organization’s office, which will free employees to access their e-mail, documents, projects, contacts, and reports from any geographic location at anytime. We believe operational costs are also reduced as CYIPRO™ helps small businesses eliminate the burdensome expenses of owning and maintaining servers, associated software, and an internal or outsourced IT staff.

Recent Developments

In our last three announcements, January 28, 2010 February 8, 2010 and February 9, 2010 we describe what the Company has been doing in the last sixty days. CYIPRO will be a dominant factor moving forward in revenue growth and its target is the government telework initiative. CYIOS signed a term sheet for line of equity for 7 million dollars and we will be filing our S1 for SEC approval in the very short near term. We have made a few strides in our advisory board but nothing has fully come to fruition.

Our principal executive offices are located at 1300 Pennsylvania Avenue, Suite 700, Washington, D.C. 20004, and our telephone number is (202) 204-3006. The address of our website is www.cyios.com. Information on our website is not part of this prospectus.

Competition

As a small business, we have eliminated discussions of the mid to large size companies. In the small business space, there are generally about 300 IT contractors that bid against us. We further separate ourselves with our security clearance to an estimated 150 IT contractors. As we get into our specific field of KM, we estimate our competition is narrowed to under 50 companies.

Dependence on Few Major Customers

We are either a prime or sub contractor on contracts with Titan Corporation, Information Management Support Center and GOMO/SLD. Loss of these contracts could have a material adverse effect upon our financial condition and results of operations. We believe that federal governmental agencies will continue to be the source of all or substantially all of our revenues for the foreseeable future.

Government Regulations

All work performed in our space is governed by the federal acquisition regulation. There are small deviations from this named defense federal acquisition regulation.

Intellectual Property

Overview

We rely on a combination of trademarks, trade secrets and contract law rights in order to protect our brand, intellectual property assets and confidential or proprietary information (our “Proprietary Rights”). Our Proprietary Rights are among the most important assets we possess and we depend significantly on these Proprietary Rights in being able to effectively compete in our industry. We cannot be certain that the precautions we have taken to safeguard our Proprietary Rights will provide meaningful protection from the unauthorized use by others. If we must pursue litigation in the future to enforce or otherwise protect our Proprietary Rights, or to determine the validity and scope of the rights of others, we may not prevail and will likely have to make substantial expenditures and divert valuable resources in the process. Moreover, we may not have adequate remedies if our Proprietary Rights are appropriated or disclosed.

Trademarks

As of the fiscal year ended December 31, 2009, CYIOS DC has registered the CYIOS®, and CKO has applied for registration of the CYIPRO™ logo with the United States Patent and Trademark Office in order to establish and protect our brand name and logo as part of our Proprietary Rights.

Copyrights

We claim copyright protection and rights to our CYIPRO™ software and operating system.

Trade Secrets

Whenever we deem it important for purposes of maintaining competitive advantages, we will require parties with whom we share, or who otherwise are likely to become privy to, our trade secrets or other confidential information to execute and deliver to us confidentiality and/or non-disclosure agreements. Among others, this may include employees, consultants and other advisors, each of whom we would require execute such an agreement upon commencement of their employment, consulting or advisory relationships. These agreements will generally provide that all confidential information developed or made known to the individual by us during the course of the individual’s relationship with us is to be kept confidential and not to be disclosed to third parties except under specific circumstances.

As of the fiscal year ended December 31, 2009, we have entered into no confidentiality and/or non-disclosure agreements with our employees, consultants or advisors.

The transaction with Auctus

This prospectus relates to the resale of up to 3,500,000 shares of our common stock by Auctus (Investor). Auctus will obtain our common stock pursuant to a Drawdown Equity Financing Agreement (“DEFA”), effective March 24, 2010, entered into by Auctus and CYIOS. The company has paid the Auctus Seventy Five Hundred Dollars ($7,500) in cash and has also issued to the Investor One Hundred Thousand (100,000) Shares of Restricted Common Stock as a non-refundable origination fee.

In connection with the DEFA, the Company has agreed to issue and sell to Auctus, and Auctus has committed to purchase from the Company, up to $7,000,000 worth of the Company’s common stock (“Shares”), par value $0.0001 per share over a three year period. At the date of filing, we may not obtain the full $7,000,000 in funding as our average trading price is too low. The $7,000,000 was the amount of funding in the DEFA because this was the amount Auctus agreed to offer the Company. There is no assurance that the market price of our commons stock will increase substantially in the near future. The number of commons shares that remains issuable is lower than the number of common shares we may need to issue in order to have access to the full amount under the Equity Line of Credit. Therefore, we may not have access to the remaining commitment under the equity line unless we amend our Articles of Incorporation to increase the number of authorized common shares and/or the market price of our common stock increases substantially. Based on our stock price as of August 18, 2010, the registration statement covers the offer and possible sale of only approximately $131,600 of our shares at current discounted market price of $.0376 or 94% of $.04 (our market price at August 18, 2010. We are authorized to issue 100,000,000 shares of common stock and have 35,698,877 (19,483,988 in public float) shares issued and outstanding as of August 18, 2010. The number of common shares that remains issuable is lower than the number of common shares we need to issue in order to have access to the full amount under the Equity Line of Credit. Therefore, we may not have access to the remaining commitment under the equity line unless we amend our Articles of Incorporation to increase the number of authorized common shares and/or the market price of our common stock increase substantially

The amount that the Company shall be entitled to request from each advance (“Advance”) shall be equal to, at the Company’s election, either (i) $200,000 or (ii) 200% of the average daily volume (U.S. market only) of the common stock based on the ten (10) trading days preceding the Drawdown Notice Date (as defined in the DEFA), whichever is larger. The purchase price of the common stock shall be set at ninety-four percent (94%) of the lowest closing bid price of the common stock during the pricing period. The pricing period shall be the five (5) consecutive trading days immediately after the Drawdown Notice Date. If the average trading in our common stock is too low, it is possible that we may not be permitted to draw the full amount of proceeds of the drawdown of $200,000, which may not provide adequate funding for our planned operations.

NOTE: Auctus shall immediately cease selling any shares within a Drawdown Notice if the price falls below seventy-five percent (75%) of the average closing bid price of the common stock over the preceding ten (10) trading days prior to the Drawdown Notice Date (the “Floor”). Notwithstanding, the Company, in its sole and absolute discretion, may waive its right with respect to the Floor and allow Auctus to sell any shares below the Floor Price. In the event that the Company does not waive its right with respect to the Floor, Auctus shall immediately cease selling any shares within the Drawdown Notice if the price falls below the Floor Price. If the company does waive the floor price it could cause the share price to fall substantially. The floor price restriction only applies to the five day trading period then the transaction is closed.

Also note, there is an ownership limit of 4.99% (see section 7.2 (g) of the DEFA) and, neither the company’s right to waive the floor price and/or the ownership limit of 4.99% can impact the price at which the company can put the shares to the investor (Auctus).

On the Advance Date, the Company shall deliver to the Investor the number of shares of the Common Stock registered in the name of the Investor as specified in the Drawdown Notice. In addition, the Company must deliver the other required documents, instruments and writings required. If the Company has not paid the fees, expenses, and disbursements of the Investor in accordance with the DEFA, Section 12.4, the amount of such fees, expenses, and disbursements may be deducted by the Investor directly out of the proceeds of the Advance with no reduction in the amount of shares of the Company’s Common Stock to be delivered on the Advance Date. The Company has certain obligations upon closing that must be met:

· The shares delivered to the Investor must be done so through a Deposit/Withdrawal at Custodian (DWAC) from a Deposit Trust Company and shares must have proof that they are free of restrictive legends.

· The Company’s Registration Statement with respect to the resale of the shares of Common Stock delivered in connection with the Advance shall have been declared effective.

· The Company shall have obtained all material permits and qualifications required by any applicable state for the offer and sale of the Registrable Securities..

· The Company shall have filed with the SEC in a timely manner all reports, notices and other documents required.

· All fees set forth in Section 12. 4 of the DEFA shall have been paid or withheld.

· The Company’s transfer agent is DWAC eligible.

We believe that we will be able to meet all of the above obligations mandated in Section 2.3 of the DEFA (mentioned above). We are aware that if we fail to perform our obligations and we fail to deliver to the Investor on the Advance Date the shares of Common Stock corresponding to the applicable Advance, the Investor shall suffer financial hardship and therefore we acknowledge that we will be liable for any and all losses, commission, fees, interest, legal fees or any other financial hardships caused to the Investor. Fees and penalties for such losses (liquidated damages) to the Investor shall be paid by the Company in accordance with the following schedule:

Payments for Each Number of Days Overdue	$10,000 Worth of Common Stock

1	$100
2	$200
3	$300
4	$400
5	$500
6	$600
7	$700
8	$800
9	$900
10	$1000
Over 10	$1000 + $200 for each Business Day beyond the tenth day

The chart below depicts a quick view of the transaction and where to go for further information

Common stock offered:	Up to 3,500,000 shares of common stock, no par value, to be offered for resale by Auctus.
Common stock to be outstanding after this offering:	39,198,877 shares to be outstanding after this offering
Use of proceeds:	We will not receive any proceeds from the sale of the shares of common stock offered by Auctus. However, we will receive proceeds from the Equity Line of Credit. See “Use of Proceeds”.
Risk factors:	An investment in our common stock involves a high degree of risk. See “Risk Factors” of this prospectus.
OTC Bulletin Board symbol:	“CYIO.OB”

ITEM 3 - RISK FACTORS

Investing in our shares is very risky. Before making an investment decision, you should carefully consider all of the risks described in this prospectus. If any of the risks discussed in this prospectus actually occur, our business, financial condition and results of operations could be materially and adversely affected. If this were to happen, the price of our shares could decline significantly and you might lose all or a part of your investment. Our forward-looking statements in this prospectus are also subject to the following risks and uncertainties. In deciding whether to purchase our shares, you should carefully consider the following factors, among others, as well as information contained in this prospectus, and our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q:

General Business Risks

Our limited operating history may not serve as an adequate basis upon which to judge our future prospects and results of operations.

We were incorporated in October 1997, but only began our present operation in September 2005, and, as such, we have a limited operating history, and our historical operating activities may not provide a meaningful basis upon which to evaluate our business, financial performance or future prospects. We may not be able to achieve similar operating results in future periods, and, accordingly, you should not rely on our results of operation for prior periods as indications of our future performance.

Our historical operating losses and negative cash flows from operating activities raise an uncertainty as to our ability to continue as a going concern.

We have a history of operating losses and negative cash flows from operating activities. In the event that we are unable to sustain our current profitability or are otherwise unable to secure external financing, we may not be able to meet our obligations as they come due, raising substantial doubts as to our ability to continue as a going concern. Any such inability to continue as a going concern may result in our security holders losing their entire investment. Our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles, contemplate that we will continue as a going concern and do not contain any adjustments that might result if we were unable to continue as a going concern. Changes in our operating plans, our existing and anticipated working capital needs, the acceleration or modification of our expansion plans, lower than anticipated revenues, increased expenses, potential acquisitions or other events will all affect our ability to continue as a going concern.

Our liquidity and capital resources are very limited.

Our ability to fund working capital and anticipated capital expenditures will depend on our future performance, which is subject to general economic conditions, our ability to win government contracts, our private customers, actions of our competitors and other factors that are beyond our control. Our ability to fund operating activities is also dependent upon (i) the extent and availability of bank and other credit facilities, (ii) our ability to access external sources of financing, and (iii) our ability to effectively manage our expenses in relation to revenues. There can be no assurance that our operations and access to external sources of financing will continue to provide resources sufficient to satisfy liabilities arising in the ordinary course of our business.

Our accumulated deficit makes it more difficult for us to borrow funds.

As of the fiscal year ended December 31, 2009, and as a result of historical operating losses from prior years, our accumulated deficit was $23,890,616. Lenders generally regard an accumulated deficit as a negative factor in assessing creditworthiness, and for this reason, the extent of our accumulated deficit coupled with our historical operating losses will negatively impact our ability to borrow funds if and when required. Any inability to borrow funds, or a reduction in favorability of terms upon which we are able to borrow funds, including the amount available to us, the applicable interest rate and the collateralization required, may affect our ability to meet our obligations as they come due, and adversely affect on our business, financial condition, and results of operations, raising substantial doubts as to our ability to continue as a going concern.

ITEM 3 - Risks Associated with our Business and Industry

We depend on contracts with federal government agencies for all of our revenue, and if our relationships with these agencies were harmed our future revenues and growth prospects would be adversely affected.

Revenues derived from contracts with federal government agencies accounted for all of our revenues for the fiscal year ended December 31, 2009, and we believe that federal government agencies will continue to be the source of all or substantially all of our revenues for the foreseeable future. For this reason, any issues that compromise our relationship with agencies of the federal government in general, or with the Department of Defense in particular, would have a substantial adverse effect on our business. Key among the factors in maintaining our relationships with federal government agencies are our performance on individual contracts, the strength of our professional reputation and the relationships of our key executives with government personnel. To the extent that our performance does not meet expectations, or our reputation or relationships with one or more key personnel are impaired, our business, financial condition and results of operations will be negatively affected and we may not be able to meet our obligations as they come due, raising substantial doubts as to our ability to continue as a going concern.

The federal government may modify, curtail or terminate our contracts at any time prior to their completion, which would have a material adverse affect on our business.

Federal government contracts are highly regulated and federal laws and regulations require that our contracts contain certain provisions which allow the federal government to, among other things:

· terminate current contracts at any time for the convenience of the government, provided such termination is made in good faith;

· cancel multi-year contracts and related orders if funds for contract performance for any subsequent year become unavailable;

· curtail or modify current contracts if requirements or budgetary constraints change; and

· adjust contract costs and fees on the basis of audits done by its agencies.

Should the federal government modify, curtail or terminate our contracts for any reason, we may only recover our costs incurred and profit on work completed prior to such modification, curtailment or termination. The federal government regularly reviews our costs and performance on its contracts, as well as our accounting and general business practices. The federal government may reduce the reimbursement for our fees and contract-related costs as a result of such an audit. There can be no assurance that one or more of our federal government contracts will not be modified, curtailed or terminated under these circumstances, or that we would be able to procure new federal government contracts to offset the revenue lost as a result of any modification, curtailment or termination. As our revenue is dependent on our procurement, performance and receipt of payment under our contracts with the federal government, the loss of one or more critical contracts could have a material adverse effect on our business, financial condition and results of operations and we may not be able to meet our obligations as they come due, raising substantial doubts as to our ability to continue as a going concern.

The federal government has increasingly relied upon contracts that are subject to a competitive bidding process. If we are unable to consistently win new awards under these contracts our business may be adversely affected.

We obtain many of our contracts with the federal government through a process of competitive bidding and, as the federal government has increasingly relied upon contracts that are subject to competitive bidding, we expect that much of the business we are awarded in the foreseeable future will be through such a process. There are substantial costs and a number of risks inherent in the competitive bidding process, including the costs associated with management time necessary to prepare bids and proposals that we may not be awarded, our failure to accurately estimate the resources and costs required to service contracts that we are awarded, and the risk that we may encounter unanticipated expenses, delays or modifications to contracts previously awarded. Our failure to effectively compete and win contracts through, or manage the costs and risks inherent in the competitive bidding process could have a material adverse effect on our business, financial condition and results of operations.

Our revenues and growth prospects may be adversely affected if we or our employees are unable to obtain the requisite security clearances or other qualifications needed to perform services for our customers.

Many federal government programs require contractors to have security clearances. Depending on the level of required clearance, security clearances can be difficult and time-consuming to obtain. If we or our employees are unable to obtain or retain necessary security clearances, we may not be able to win new business, and our existing customers could terminate their contracts with us or decide not to renew them. To the extent we cannot obtain or maintain the required security clearances for our employees working on a particular contract, we may not derive the revenue anticipated from the contract. Employee misconduct, including security breaches, or our failure to comply with laws or regulations applicable to our business could cause us to lose customers or our ability to contract with the federal government, which would have a material adverse effect on our business, financial condition and results of operations and we may not be able to meet our obligations as they come due, raising substantial doubts as to our ability to continue as a going concern.

Because we are a federal government contractor, misconduct, fraud or other improper activities by our employees or our failure to comply with applicable laws or regulations could have a material adverse effect on our business and reputation.

Because we are a federal government contractor, misconduct, fraud or other improper activities by our employees or our failure to comply with applicable laws or regulations could have a material adverse effect on our business and reputation. Such misconduct could include the failure to comply with federal government procurement regulations, regulations regarding the protection of classified information, legislation regarding the pricing of labor and other costs in federal government contracts and any other applicable laws or regulations. Many of the systems we develop involve managing and protecting information relating to national security and other sensitive government functions. A security breach in one of these systems could prevent us from having access to such critically sensitive systems. Other examples of potential employee misconduct include time card fraud and violations of the Anti-Kickback Act. The precautions we take to prevent and detect these activities may not be effective, and we could face unknown risks or losses. Our failure to comply with applicable laws or regulations or misconduct by any of our employees could subject us to fines and penalties, loss of security clearance and suspension or debarment from contracting with the federal government, any of which would have a material adverse effect on our business, financial condition and results of operations and we may not be able to meet our obligations as they come due, raising substantial doubts as to our ability to continue as a going concern.

We must comply with laws and regulations relating to the formation, administration and performance of federal government contracts.

We must comply with laws and regulations relating to the formation, administration and performance of federal government contracts, which affect how we do business with our customers. Such laws and regulations may potentially impose added costs on our business and our failure to comply with applicable laws and regulations may lead to penalties and the termination of our federal government contracts. Some significant regulations that affect us include:

· the Federal Acquisition Regulations and their supplements, which regulate the formation, administration and performance of federal government contracts;

· the Truth in Negotiations Act, which requires certification and disclosure of cost and pricing data in connection with contract negotiations; and

· the Cost Accounting Standards, which impose accounting requirements that govern our right to reimbursement under certain cost-based government contracts.

Additionally, our contracts with the federal government are subject to periodic review and investigation. Should such a review or investigation identify improper or illegal activities, we may be subject to civil or criminal penalties or administrative sanctions, including the termination of our contracts, forfeiture of profits, the triggering of price reduction clauses, suspension of payments, fines and suspension or debarment from doing business with federal government agencies. We could also suffer harm to our reputation, which would impair our ability to win awards of contracts in the future or receive renewals of existing contracts. Although we have never had any material civil or criminal penalties or administrative sanctions imposed upon us, it is not uncommon for companies in our industry to have such penalties and sanctions imposed on them. If we incur a material penalty or administrative sanction in the future, our business, financial condition and results of operations could be adversely affected.

Our business is subject to routine audits and cost adjustments by the federal government, which, if resolved unfavorably to us, could adversely affect our financial condition.

Federal government agencies routinely audit and review their contractors’ performance, cost structure and compliance with applicable laws, regulations and standards. They also review the adequacy of, and a contractor’s compliance with, its internal control systems and policies, including the contractor’s purchasing, property, estimating, compensation and management information systems. Such audits may result in adjustments to our contract costs, and any costs found to be improperly allocated will not be reimbursed.

We incur significant pre-contract costs that if not reimbursed would deplete our cash balances and adversely affect our financial condition.

We often incur costs on projects outside of a formal contract when customers ask us to begin work under a new contract that has yet to be executed, or when they ask us to extend work we are currently doing beyond the scope of the initial contract. We incur such costs at our risk, and it is possible that the customers will not reimburse us for these costs if we are ultimately unable to agree on a formal contract which could have an adverse effect on our business, financial condition and results of operations.

Our intellectual property may not be adequately protected from unauthorized use by others, which could increase our litigation costs and adversely affect our business.

Our intellectual properties, including our brands, are some of the most important assets that we possess in our ability to generate revenues and profits and we rely significantly on these intellectual property assets in being able to effectively compete in our markets. However, our intellectual property rights may not provide meaningful protection from unauthorized use by others, which could result in an increase in competing products and services and a reduction in our own ability to generate revenue. Moreover, if we must pursue litigation in the future to enforce or otherwise protect our intellectual property rights, or to determine the validity and scope of the proprietary rights of others, we may not prevail and will likely have to make substantial expenditures and divert valuable resources in any case.

We face substantial competition in attracting and retaining qualified senior management and key personnel and may be unable to develop and grow our business if we cannot attract and retain as necessary, or if we were to lose our existing, senior management and key personnel.

Our success, to a large extent, depends upon our ability to attract, hire and retain highly qualified and knowledgeable senior management and key personnel who possess the skills and experience necessary to execute our business strategy. Our ability to attract and retain such senior management and key personnel will depend on numerous factors, including our ability to offer salaries, benefits and professional growth opportunities that are comparable with and competitive to those offered by more established companies operating in our industries and market segments. We may be required to invest significant time and resources in attracting and retaining, as necessary, additional senior management and key personnel, and many of the companies with which we will compete for any such individuals have greater financial and other resources, affording them the ability to undertake more extensive and aggressive hiring campaigns, than we can. Furthermore, an important component to overall compensation offered to senior management and key personnel may be equity. If our stock prices do not appreciate over time, it may be difficult for us to attract and retain senior management and key personnel. Moreover, should we lose our key personnel, we may be unable to prevent the unauthorized disclosure or use of our trade secrets, including our practices, procedures or client lists. The normal running of our operations may be interrupted, and our financial condition and results of operations negatively affected, as a result of any inability on our part to attract or retain the services of qualified and experienced senior management and key personnel, our existing key personnel leaving and a suitable replacement not being found, or should any former member of senior management or key personnel disclose our trade secrets.

The loss of our Chief Executive Officer could have a material adverse effect on our business.

Our success depends to a large degree upon the skills, network and professional business contacts of our Chief Executive Officer, Timothy Carnahan. We presently do not maintain key person life insurance on, and have no employment agreement with, Timothy Carnahan, and there can be no assurance that we will be able to retain him or, should he choose to leave us for any reason, to attract and retain a replacement or additional key executives. The loss of our Chief Executive Officer would have a material adverse effect on our business, our financial condition, including liquidity and profitability, and our results of operations, raising substantial doubts as to our ability to continue as a going concern.

ITEM 3 - Risk Factors Related to Our Securities, the Equity Line of Credit and This Offering

We are registering an aggregate of 3,500,000 shares of common stock to be issued under the Equity Line of Credit. The sale of such shares could depress the market price of our common stock.

We are registering an aggregate of 3,500,000 shares of common stock under the registration statement of which this prospectus forms a part for issuance pursuant to the Equity Line of Credit. The sale of these shares into the public market by Auctus could depress the market price of our common stock. As of August 18, 2010, there were 35,698,877 shares of our common stock issued and outstanding. Please note that Auctus’ ability to sell shares during the pricing period could cause the price of our shares to fall substantially because our trading volume is generally low and we have the ability to waive the floor price for the shares Auctus may sell.

We May Not Have Access to the Full Amount under the Equity Line.

On August 18, 2010, the closing price of our common stock was $0.04. There is no assurance that the market price of our common stock will increase substantially in the near future. The entire commitment under the Equity Line of Credit is $7,000,000. Presumably we will maintain the market price of our common stock at or around $0.04 per share, we will need to issue approximately 186,170,212 shares [($7,000,000/$.0376 (discounted market price)] of common stock to Auctus in order to have access to the full remaining amount under the Equity Line of Credit. We are authorized to issue 100,000,000 shares of common stock and have 35,698,877 (19,483,988 in public float) shares issued and outstanding as of August 18, 2010. The number of common shares that remains issuable is lower than the number of common shares we need to issue in order to have access to the full amount under the Equity Line of Credit. Therefore, we may not have access to the remaining commitment under the equity line unless we amend our Articles of Incorporation to increase the number of authorized common shares and/or the market price of our common stock increase substantially. In addition, based on our stock price as of August 18, 2010, the registration statement covers the offer and possible sale of only approximately $131,600 of our shares at current market price of $.04 and the discounted market price with Auctus of $.0376 per share.

Resulting dilutive risk since Auctus will pay less than the prevailing market price per share.

The common stock to be issued to Auctus pursuant to the Drawdown Equity Financing Agreement (“DEFA”) will be purchased at a six percent (6%) discount to the lowest closing “best bid” price of the common stock during the five consecutive trading days immediately following the date of our notice to Auctus of our Drawdown Notice. Auctus has a financial incentive to sell our common stock immediately upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price. If Auctus sells the shares, the price of our common stock could decrease. If our stock price decreases, Auctus may have a further incentive to sell the shares of our common stock that it holds. These sales may have a further impact on our stock price. Auctus will not engage in short-selling because a floor price has been set and Auctus will immediately cease selling any shares if the stock price falls below seventy-five (75%) of the average closing bid price of the stock over the preceding ten (10) trading days prior to any Drawdown Notice. The floor price can be waived only by the Company, if the company does waive the floor price it could cause the share price to fall substantially. Please note that Auctus’ ability to sell shares during the pricing period could cause the price of our shares to fall substantially because our trading volume is generally low and we have the ability to waive the floor price for the shares Auctus may sell.

There may not be sufficient trading volume in our common stock to permit us to generate adequate funds.

The Drawdown Equity Financing Agreement provides that the dollar value that we will be permitted to draw from Auctus will be either: (A) 200% of the average daily volume in the US market of the common stock for the twenty trading days prior to the Drawdown Notice, or (B) $200,000. If the average daily trading volume in our common stock is too low, it is possible that we would only be permitted to draw $200,000, which may not provide adequate funding for our planned operations. For example, if we were to request a Drawdown Notice based on a average price for the last 5 days of $.04 per share, Auctus would pay 94% of that price or $.0376. In order to obtain $200,000 shares, we would have to issue Auctus approximately 5,319,148 shares which is more than the amount we are requesting for this S-1 (3,500,000). We would only obtain $131,600 in funding based on the 3,500,000 that we have requested in this S-1.

The sale of our common stock to Auctus in accordance with the DEFA may have a dilutive impact on our shareholders. As a result, our net income per share could decrease in future periods and the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise our put option, the more shares of our common stock we will have to issue to Auctus in order to drawdown on the facility. If our stock price decreases, then our existing shareholders would experience greater dilution for any given amount raised through the offering.

Additionally, since Auctus will pay less than the prevailing market rate:

* The equity financing pricing mechanism used to determine sales price to Auctus will have a dilutive effect on the market price resulting in a decline in market price since Auctus will be paying 94% of the closing price of the common stock for 5 consecutive days following notice date. At the current market price of $.04 per share (as of August 18, 2010), Auctus would pay $.0376 per share.

* Auctus will not be able to engage in short-selling because the selling price will be limited by the floor price that Auctus must stay above during its selling activities. Any short sales that do occur by other parties would cause the price of shares to further decline since trading would be generally low.

* We may be required to issue a substantial number of additional shares with each Advance from Auctus if our market price declines. At the current market price of $.04, Auctus would pay $.0376 per share and we would have to issue 5,319,148 in shares for each request of $200,000 in advances.

* Substantial dilution may occur in the event that our stock price falls and we must issue more shares in connection with additional Advances from Auctus.

Unless an active trading market develops for our securities, you may not be able to sell your shares.

Although, we are a reporting company and our common shares are quoted on the OTC Bulletin Board (owned and operated by the Nasdaq Stock Market, Inc.) under the symbol “CYIO”, there is not currently an active trading market for our common stock and an active trading market may never develop or, if it does develop, may not be maintained. Failure to develop or maintain an active trading market will have a generally negative effect on the price of our common stock, and you may be unable to sell your common stock or any attempted sale of such common stock may have the effect of lowering the market price and therefore your investment could be a partial or complete loss.

Since our common stock is thinly traded it is more susceptible to extreme rises or declines in price, and you may not be able to sell your shares at or above the price paid.

Since our common stock is thinly traded its trading price is likely to be highly volatile and could be subject to extreme fluctuations in response to various factors, many of which are beyond our control, including:

· the trading volume of our shares;

· the number of securities analysts, market-makers and brokers following our common stock;

· changes in, or failure to achieve, financial estimates by securities analysts;

· new products or services introduced or announced by us or our competitors;

· actual or anticipated variations in quarterly operating results;

· conditions or trends in our business industries;

· announcements by us of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

· additions or departures of key personnel;

· sales of our common stock; and

· general stock market price and volume fluctuations of publicly-traded, and particularly microcap, companies.

You may have difficulty reselling shares of our common stock, either at or above the price you paid, or even at fair market value. The stock markets often experience significant price and volume changes that are not related to the operating performance of individual companies, and because our common stock is thinly traded it is particularly susceptible to such changes. These broad market changes may cause the market price of our common stock to decline regardless of how well we perform as a company. In addition, securities class action litigation has often been initiated following periods of volatility in the market price of a company’s securities. A securities class action suit against us could result in substantial legal fees, potential liabilities and the diversion of management’s attention and resources from our business. Moreover, and as noted below, our shares are currently traded on the OTC Bulletin Board and, further, are subject to the penny stock regulations. Price fluctuations in such shares are particularly volatile and subject to manipulation by market-makers, short-sellers and option traders.

Trading in our common stock on the OTC Bulletin Board may be limited thereby making it more difficult for you to resell any shares you may own.

Our common stock is quoted on the OTC Bulletin Board (owned and operated by the Nasdaq Stock Market, Inc.). The OTC Bulletin Board is not an exchange and, because trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a national exchange or on the Nasdaq National Market, you may have difficulty reselling any of the shares of our common stock that you may own.

Our common stock is subject to the “penny stock” regulations, which are likely to make it more difficult to sell.

Our common stock is considered a “penny stock,” which generally is a stock trading under $5.00 and not registered on a national securities exchange or quoted on the Nasdaq National Market. The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. These rules generally have the result of reducing trading in such stocks, restricting the pool of potential investors for such stocks, and making it more difficult for investors to sell their shares once acquired. Prior to a transaction in a penny stock, a broker-dealer is required to:

· deliver to a prospective investor a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market;

· provide the prospective investor with current bid and ask quotations for the penny stock;

· explain to the prospective investor the compensation of the broker-dealer and its salesperson in the transaction;

· provide investors monthly account statements showing the market value of each penny stock held in the their account; and

· make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.

These requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that is subject to the penny stock rules. Since our common stock is subject to the penny stock rules, investors in our common stock may find it more difficult to sell their shares.

Future issuances by us or sales of our common stock by our officers or directors may dilute your interest or depress our stock price.

We may issue additional shares of our common stock in future financings or may grant stock options to our employees, officers, directors and consultants under our 2006 Employee Stock Option Plan and 2007 Equity Incentive Plan. Any such issuances could have the effect of depressing the market price of our common stock and, in any case, would dilute the interests of our common stockholders. Such a depression in the value of our common stock could reduce or eliminate amounts that would otherwise have been available to pay dividends on our common stock (which are unlikely in any case) or to make distributions on liquidation. Furthermore, shares owned by our officers or directors which are registered in a registration statement, or which otherwise may be transferred without registration pursuant to an applicable exemptions under the Securities Act of 1933, as amended, may be sold. Because of the perception by the investing public that a sale by such insiders may be reflective of their own lack of confidence in our prospects, the market price of our common stock could decline as a result of a sell-off following sales of substantial amounts of common stock by our officers and directors into the public market, or the mere perception that these sales could occur.

We do not intend to pay any common stock dividends in the foreseeable future.

We have never declared or paid a dividend on our common stock and, because we have very limited resources and a substantial accumulated deficit, we do not anticipate declaring or paying any dividends on our common stock in the foreseeable future. Rather, we intend to retain earnings, if any, for the continued operation and expansion of our business. It is unlikely, therefore, that the holders of our common stock will have an opportunity to profit from anything other than potential appreciation in the value of our common shares held by them. If you require dividend income, you should not rely on an investment in our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements. All statements, other than statements of historical fact, contained in this prospectus constitute forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “intend,” “might,” “will,” “should,” “could,” “would,” “expect,” “believe,” “estimate,” “anticipate,” “predict,” “project,” “potential,” or the negative of these terms and similar expressions intended to identify forward-looking statements.

Forward-looking statements are based on assumptions and estimates and are subject to risks and uncertainties. We have identified in this prospectus some of the factors that may cause actual results to differ materially from those expressed or assumed in any of our forward-looking statements. There may be other factors not so identified. You should not place undue reliance on our forward-looking statements. As you read this prospectus, you should understand that these statements are not guarantees of performance or results. Further, any forward-looking statement speaks only as of the date on which it is made and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated events or circumstances. New factors emerge from time to time that may cause our business not to develop as we expect and it is not possible for us to predict all of them. Factors that may cause actual results to differ materially from those expressed or implied by our forward-looking statements include, but are not limited to, those described under the heading “Risk Factors” beginning on page 3, as well as the following:

  Our limited operating history and business development associated with being a growth stage company;
  General economic and capital market conditions;
  Our history of operating losses, which we expect to continue;
  Our exposure to unanticipated and uncontrollable business interruptions;
  Our ability to generate enough positive cash flow to pay our creditors and continue our operations;
  Pricing and product actions taken by our competitors in either our organ and tissue preservation or alternative energy markets;
  Our dependence on key personnel;
  Financial condition of our prospective customers;
  Our need to attract and retain technical and managerial personnel;
  Customers’ perception of our financial condition relative to that of our competitors;
  Our ability to execute our business strategy;
  Changes in United States or foreign tax laws or regulations;
  Our ability to protect our intellectual property and proprietary technologies;
  Unforeseen liabilities resulting from litigation;
  Costs associated with potential infringement claims asserted by a third party;
  Our ability to successfully complete the integration of any future acquisitions; and ability to protect, and build recognition of, our trademarks and trade names;
  Our ability to project the markets for our products and services based upon estimates and assumptions.

Reliance on Management.

The investors will have no rights to participate in the management decisions of the Company; the shareholder will only have such rights as other shareholders.

ITEM 4 - USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock offered by Auctus. However, we will receive proceeds from the sale of our common stock to Auctus pursuant to the Drawdown Equity Financing Agreement.

Assuming a prevailing market price of $.04 per share (discounted market price with Auctus is $.0376 per share) as of August 18, 2010, we propose to expend proceeds on the sale of 3,500,000 as follows:

	Proceeds if 100% shares sold (3,500,000)	Proceeds if 50% sold (1,750,000)
Gross proceeds ($.0376 per share)	131,600	65,800
Offering expenses:
Legal fees	5,000	5,000
Printing of prospectus	1,000	1,000
Accounting and auditing fees	1,000	1,000
Transfer agent fees	500	500
Miscellaneous expenses	200	200
Total offering expenses	7,700	7,700
Net proceeds	123,900	58,100

Our primary reason for requesting the funding is for growth of the CYIOS subsidiary CKO. We need additional funding to pay for the marketing and additional staff expenses for our CYIPRO system. We need to hire marketing firms to help us market and advertise our product and we need to hire additional staff to work on our CYIPRO system and provide support to our customers. Our strategy is to market our product to the government telework coordinators and augment our services.

ITEM 5 - DETERMINATION OF OFFERING PRICE

The offering price, the market price, of the common stock bears no relationship to any objective criterion of value. The price does not bear any relationship to the Company’s assets, book value, historical earnings, or net worth. In determining the offering price, management considered such factors as the prospects, if any, for similar companies, anticipated results of operations, present financial resources and the likelihood of acceptance of this offering. Accordingly, the offering price should not be considered an indication of the actual value of our securities.

ITEM 6 - Dilution

The sale of our common stock to Auctus in accordance with the Drawdown Equity Facility Agreement may have a dilutive impact on our shareholders. As a result, our net income per share could decrease in future periods and the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise our put option, the more shares of our common stock we will have to issue to Auctus. If our stock price decreases, then our existing shareholders would experience greater dilution for any given dollar amount raised through the offering.

The perceived risk of dilution may cause our stockholders to sell their shares, which would contribute to a decline in the price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

Although the amount of shares that we may issue pursuant to the equity line will vary based on our stock price (the higher our stock price, the less shares we have to issue) the information set out below indicates the potential dilution of our shareholders if the full amount of the equity line is exercised.

Dilution represents the difference between the offering price (market price) and the net tangible book value per share immediately after completion of this Offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets (product development costs) from total assets. Dilution arises mainly as a result of our arbitrary determination of the Offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of shares of our common stock held by our existing shareholders.

As of June 30, 2010, the net tangible book value of our shares of common stock was approximately $315,805, or approximately $.01 per share based upon 35,698,877 shares outstanding as of June 30, 2010.

If 100% of the Shares are Sold (3,500,000 shares) at a discounted market price of $.0376 (94% of $.04 market price) per share:

Upon completion of this Offering, in the event all of the shares are sold, the net tangible book value of the 39,198,877 shares to be outstanding will be approximately $448,805 or $.001 per share. The net tangible book value of the shares held by our existing stockholders will remain at $0.01 per share.

After completion of this Offering, if 3,500,000 shares are sold, investors in this Offering will own 8.93% of the total number of shares then outstanding for which they will have made a cash investment of $131,600, or $.0376 per share. Our shareholders existing prior to this Offering will then own 91.07% of the total number of shares outstanding for which they made contributions of cash and liquidation of amounts owed to them totaling $315,805 or $.01 per share.

If 100% of the Shares are Sold (3,500,000 shares) at a discounted market price of $.019 (50% decrease):

Upon completion of this Offering, in the event 100% of the Shares are sold at a discounted market price of $.019 per share (a 50% decrease in market value), the net tangible book value of the 39,198,877 shares to be outstanding will be approximately $382,305 or approximately $0.01 per share. The net tangible book value of the shares held by our shareholders, existing prior to this Offering, will remain the same per share.

After completion of this Offering, if 3,500,000 shares are sold, investors in this Offering will own approximately 8.93% of the total number of shares then outstanding for which they will have made cash investment of $66,500 or $.019 per share. Our shareholders who existed prior to this Offering will then own approximately 91.07% of the total number of shares outstanding, for which they made contributions of cash and liquidation of amounts owed to them totaling $315,805 or approximately $0.01 per share.

If 100% of the Shares are Sold (3,500,000 shares) at a discounted market price of $.0095 (75% decrease):

Upon completion of this Offering, in the event 100% of the Shares are sold at a discounted market price of $.0095 per share (a 75% decrease in market value), the net tangible book value of the 39,198,877 shares to be outstanding will be approximately $349,055 or approximately $0.01 per share. The net tangible book value of the shares held by our shareholders, existing prior to this Offering, will remain the same per share.

After completion of this Offering, if 3,500,000 shares are sold, investors in this Offering will own approximately 8.93% of the total number of shares then outstanding for which they will have made a cash investment of $33,250 or $.0095 per share. Our shareholders who existed prior to this Offering will then own approximately 91.07% of the total number of shares outstanding, for which they made contributions of cash and liquidation of amounts owed to them totaling $315,805 or approximately $0.01 per share.

Existing Shareholders if all of the Shares are Sold at a discounted market price of $.0376:

Price per share	$ 0.0376
Net tangible book value per share before offering	$ 315,805
Potential gain to existing shareholders	$ 131,600
Net tangible book value per share after offering	$ 447,405
Increase to present shareholders in net tangible book value per share after offering	$ 133,000
Capital contributions	$ 133,000
Number of shares outstanding before the Offering	35,698,877
Number of shares after Offering assuming the sale of 100% of shares offered	39,198,877
Percentage ownership after Offering	91.07%
Purchasers of Shares in this Offering if all Shares Sold at discounted market price of $.0376:

Price per share	$ 0.0376
Dilution per share	$ 0.03
Capital Contributions	$ 131,600
Number of shares after Offering held by public investors	39,198,877
Percentage of capital contributions by existing shareholders	70.59%
Percentage of capital contributions by new investors	29.41%
Percentage of ownership after Offering	8.93%

Purchasers of Shares in this Offering if all Shares Sold at stock price decreased by 50% to $.0188 per share:

Price per share	$ 0.0188
Dilution per share	$ 0.01
Capital Contributions	$ 65,800
Number of shares after Offering held by public investors	39,198,877
Percentage of capital contributions by existing shareholders	82.76%
Percentage of capital contributions by new investors	17.24%
Percentage of ownership after Offering	8.93%

Purchasers of Shares in this Offering if all Shares Sold if stock price decreased by 75% to $.0094 per share:

Price per share	$ 0.0094
Dilution per share	$ 0.00
Capital Contributions	$ 32,900
Number of shares after Offering held by public investors	39,198,877
Percentage of capital contributions by existing shareholders	90.57%
Percentage of capital contributions by new investors	9.43%
Percentage of ownership after Offering	8.93%

Net cash payments to the Company for shares issued to Auctus are shown as follows:

Net cash payments to CYIOS from Auctus

If 100% (3,500,000) of shares:

Total proceeds (3,500,000 x $.04)	$ 140,000
less fee to Auctus	$ 8.400
Total net payments to Company	$ 131,600

If 100% (3,500,000) of shares sold at 50% decrease in market price:

Total proceeds (3,500,000 x $.02)	$ 70,000
less fee to Auctus	$ 4,200
Total net payments to Company	$ 65,800

If 100% (3,500,000) of shares sold at a 75% decrease in market price:

Total proceeds (3,500,000 x $.01)	$ 35,000
less fee to Auctus	$ 2,100
Total net payments to Company (3,500,000 x $.0095)	$ 32,900

ITEM 7 - SELLING SECURITY HOLDERS

We agreed to register for resale shares of common stock of the selling security holder. The selling security holder may from time to time offer and sell any or all of their shares that are registered under this prospectus. The selling security holder and any participating broker-dealers are “underwriters” within the meaning of the Securities Act of 1933, as amended. All expenses incurred with respect to the registration of the common stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by the selling security holder in connection with the sale of such shares.

The following table sets forth information with respect to the maximum number of shares of common stock beneficially owned by the selling security holder named below and as adjusted to give effect to the sale of the shares offered hereby. The shares beneficially owned have been determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is current as of the date of this prospectus. All information contained in the table below is based upon information provided to us by the selling security holder and we have not independently verified this information. The selling security holder is not making any representation that any shares covered by the prospectus will be offered for sale. The selling security holder may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered.

Except as indicated below, the selling security holder has not held any position or office with us, nor are any of the selling security holder associates or affiliates of any of our officers or directors. Except as indicated below, the selling stock holder is not the beneficial owner of any additional shares of common stock or other equity securities issued by us or any securities convertible into, or exercisable or exchangeable for, our equity securities. The selling security holder is not a registered broker-dealer or an affiliate of a broker-dealer.

For purposes of this table, beneficial ownership is determined in accordance with SEC rules, and includes voting power and investment power with respect to shares and shares owned pursuant to warrants exercisable within 60 days. The "Number of Shares Beneficially Owned After the Offering” column assumes the sale of all shares offered.

As explained below under “Plan of Distribution,” we have agreed with the selling security holder to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement, which includes this prospectus.

Name	Number of Shares Beneficially Owned Prior to Offering (1)	Number of Shares Offered	Number of Shares Beneficially Owned after the Offering
Auctus Private Equity Fund, LLC (2)	100,000	3,500,000	0

(1) The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon draw downs under the Auctus credit facility.

(2) Al Sollami is a managing member of Auctus Private Equity Fund, LLC, and has sole voting and/or investment control over the securities Auctus owns in the company.

ITEM 8 - PLAN OF DISTRIBUTION

Drawdown Equity Finance Agreement / Registration Rights Agreement

On March 24, 2010, we entered into Drawdown Equity Finance Agreement and Registration Rights Agreement with Auctus Private Equity Fund, LLC in order to establish a possible source of funding for us. The equity line of credit agreement establishes what is sometimes also referred to as an equity drawdown facility. Auctus is subject to Regulation M.

Under the equity line of credit agreement, Auctus has agreed to provide us with up to $7,000,000 of funding over a thirty-six (36) month period from the effective date of this prospectus; 3,500,000 shares of our common stock are being registered pursuant to this prospectus. Please Read in conjunction to this section, ITEM 3 – Risk Factors, specifically, Risk Factors Related to Our Securities, the Equity Line of Credit and This Offering. During this period, we may request a drawdown under the equity line of credit by selling shares of our common stock to Auctus and Auctus will be obligated to purchase the shares. We may request a drawdown once every five trading days, although we are under no obligation to request any drawdowns under the equity line of credit. There must be a minimum of five trading days between each drawdown request.

We may request a drawdown by sending a drawdown notice to Auctus, stating the amount of the draw down and the price per share, which shall be the lowest closing bid price of our common stock during the preceding five trading days. During the five trading days following a drawdown request, we will calculate the amount of shares we will sell to Auctus and the purchase price per share. The number of shares of Common Stock that Auctus shall purchase pursuant to each advance shall be determined by dividing the amount of the advance by the purchase price.

The purchase price per share of common stock will be set at ninety-four percent (94%) of the lowest closing bid of the common stock during the pricing period. Further, Auctus shall immediately cease selling any shares of our common stock within a drawdown notice if the price of the Company’s common stock falls below 75% of the average closing bid price of the common stock over the preceding ten (10) trading days prior to the drawdown notice date; such floor can be waived only in the sole discretion of the Company. Auctus shall immediately cease selling any shares within a Drawdown Notice if the price falls below seventy-five percent (75%) of the average closing bid price of the common stock over the preceding ten (10) trading days prior to the Drawdown Notice Date (the “Floor”). Notwithstanding, the Company, in its sole and absolute discretion, may waive its right with respect to the Floor and allow Auctus to sell any shares below the Floor Price. In the event that the Company does not waive its right with respect to the Floor, Auctus shall immediately cease selling any shares within the Drawdown Notice if the price falls below the Floor Price. If the company does waive the floor price it could cause the share price to fall substantially. Also note, there is an ownership limit of 4.99% (see section 7.2 (g) of the DEFA) , and neither the company’s right to waive the floor price and/or the ownership limit of 4.99% can impact the price at which the company can put the shares to the investor. The floor price restriction only applies to the five day trading period then the transaction is closed.

There is no minimum amount we can draw down at any one time. The maximum amount we can draw down at any one time is the larger of $200,000; or 200% of the average daily volume based on the trailing ten days preceding the drawdown notice date.

Upon effectiveness of the Registration Statement, the Company shall deliver Instructions to its transfer agent to issue shares of Common Stock to the Investor free of restrictive legends on or before each advance date.

Pursuant to the Drawdown Agreement, Auctus and its affiliates shall not be issued shares of the Company’s common stock that would result in its beneficial ownership equaling more than 4.99% of the outstanding common stock of the Company.

Per section 3.10 of the DEFA, Auctus will not enter into any short selling or any other hedging activities during the pricing period. Auctus does have the ability to promptly sell shares corresponding to the drawdown notices during the pricing period.

The obligation of Auctus to make an advance to the Company pursuant to the Drawdown Agreement shall terminate permanently in the event that (i) there shall occur any stop order or suspension of the effectiveness of this registration statement for an aggregate of fifty (50) trading days, other than due to the acts of Auctus, during the commitment period, or (ii) the Company shall at any time fail materially to comply with the requirements contained in the Drawdown Agreement and such failure is not cured within thirty (30) days after receipt of written notice from the Investor, provided, however, that the termination provision shall not apply to any period commencing upon the filing of a post-effective amendment to this registration statement and ending upon the date on which such post-effective amendment is declared effective by the SEC.

On March 24, 2010 the Company signed a Registration Rights Agreement with Auctus requiring, among other things, that the Company prepare and file with the SEC Form S-1/A, or on such other form as is available no later than one hundred and twenty (120) days after signing. In addition, the Company shall use all commercially reasonable efforts to have the Registration Statement(s) declared effective by the SEC within one hundred and twenty (120) calendar days from the date that the Registration Statement is filed with the SEC.

As per the Drawdown Agreement, none of Auctus’s obligation thereunder are transferrable and may not be assigned to a third party.

Again, there is no assurance that the market price of our common stock will increase substantially in the near future. The entire commitment under the Equity Line of Credit is $7,000,000. Presumably if we maintain the market price of our common stock at or around $.04 making the discounted market price with Auctus $0.0376 per share, we need to issue 186,170,212 shares of common stock to Auctus in order to have access to the full remaining amount under the Equity Line of Credit. We are authorized to issue 100,000,000 shares of common stock and have 35,698,877 (19,483,988 in public float) shares issued and outstanding as of August 18, 2010. The number of common shares that remains issuable is lower than the number of common shares we need to issue in order to have access to the full amount under the Equity Line of Credit. Therefore, we may not have access to the remaining commitment under the equity line unless we amend our Articles of Incorporation to increase the number of authorized common shares and/or the market price of our common stock increase substantially. Please note that Auctus’ ability to sell shares during the pricing period could cause the price of you shares to fall substantially because our trading volume is generally low and we have the ability to waive the floor price for the shares Auctus may sell.In addition, based on our stock price as of August 18, 2010, the registration statement covers the offer and possible sale of only approximately $131,600 of our shares at current market price of $.04 per share and a discounted market price with Auctus of $.0376.

ITEM 9 - DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 100,000,000 shares of common stock at a par value of $0.0001 per share and 5,000,000 shares of convertible preferred shares. There are no provisions in our charter or by-laws that would delay, defer or prevent a change in our control.

Common Stock

As of December 31, 2009, 35,148,877 shares of common stock are issued and outstanding and held by 102 stockholders. Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote.

Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Dividends

Since inception we have not paid any dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock, when issued pursuant to this offering. Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board of Directors may deem relevant.

Warrants

There are no outstanding warrants to purchase our securities.

Options

On April 21, 2006, the Company’s board of directors approved the 2006 Employee Stock Option Plan (the “2006 Plan”). The 2006 Plan provides for the issuance of a maximum of 3,000,000 shares of common stock in connection with stock options granted thereunder, plus an annual increase to be added on the first nine anniversaries of the effective date of the 2006 Plan, equal to at least (i) 1% of the total number of shares of common stock then outstanding, (ii) 350,000 shares, or (iii) a number of shares determined by the Company’s board of directors prior to such anniversary date. The 2006 Plan has a term of 10 years and may be administered by the Company’s board of directors or by a committee made up of not less than 2 members of appointed by the Company’s board of directors. Participation in the 2006 Plan is limited to employees, officer, directors and consultants of the Company and its subsidiaries. Incentive stock options granted pursuant to the 2006 Plan must have an exercise price per share not less than 100%, and non-qualified stock options not less than 85%, of the fair market value of our common stock on the date of grant. Awards granted pursuant to the 2006 Plan may not have a term exceeding 10 years and will vest upon conditions established by the Company’s board of directors.

Preferred Stock

The Company is authorized to issue 5,000,000 shares of $.001 par value, non-voting, convertible preferred shares. The preferred shares are convertible to common shares at a 1 to 1 ratio. As of December 31, 2009, the Company had 29,713 preferred shares outstanding. During 2009 and 2008, the Company did not issue any preferred shares of stock.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Our common stock is listed on the OTCBB under the symbol "CYIO.OB". The following table sets forth, for the periods indicated, the high and low bid prices for our common stock on the OTCBB as reported by various Bulletin Board market makers. The quotations do not reflect adjustments for retail mark-ups, mark-downs, or commissions and may not necessarily reflect actual transactions.

	Year Ended December 31, 2009		Year Ended December 31, 2008
	High	Low	High	Low
First Quarter	$ 0.11	$ 0.09	$ 0.13	$ 0.10
Second Quarter	$ 0.13	$ 0.12	$ 0.10	$ 0.09
Third Quarter	$ 0.08	$ 0.07	$ 0.06	$ 0.05
Fourth Quarter	$ 0.06	$ 0.05	$ 0.04	$ 0.03

As of the fiscal year ended December 31, 2009 we had approximately 102 shareholders of record (excluding the number of persons or entities holding shares of our common stock in nominee or street name through one or more brokerage firms).

Dividends

We have neither declared nor paid any cash dividends on our shares of common stock and do not anticipate declaring or paying any dividends in the foreseeable future. The decision to declare future dividends, if any, will depend upon our results of operations, financial condition, current and future anticipated capital requirements, contractual restrictions, restrictions imposed by applicable law and other factors that our board of directors may deem relevant. Although it is our intention to retain future earnings, if any, for use in our business operations, there are currently no restrictions in place that would limit our ability to pay dividends.

Reverse Stock Split

Effective April 7, 2005 we completed a 1-for-30 reverse stock split of our outstanding shares of common and preferred stock, unless otherwise indicated all references to our outstanding shares of common stock in this annual report on Form 10-K reflect the reverse stock split.

Equity Incentive Plans

On April 21, 2006, the sole member of our board of directors approved the adoption of our 2006 Employee Stock Option Plan (the “2006 Plan”). The 2006 Plan provides for the issuance of a maximum of 3,000,000 shares of common stock in connection with stock options granted there under, plus an annual increase to be added on the first nine anniversaries of the effective date of the 2006 Plan, equal to at least (i) 1% of the total number of shares of common stock then outstanding, (ii) 350,000 shares, or (iii) a number of shares determined by our board of directors prior to such anniversary date. The 2006 Plan has a term of 10 years and may be administered by our board of directors or by a committee made up of not less than 2 members of appointed by our board of directors. Participation in the 2006 Plan is limited to employees, officer, directors and consultants of the Company and its subsidiaries. Incentive stock options granted pursuant to the 2006 Plan must have an exercise price per share not less than 100%, and non-qualified stock options not less than 85%, of the fair market value of our common stock on the date of grant. Awards granted pursuant to the 2006 Plan may not have a term exceeding 10 years and will vest upon conditions established by our board of directors.

On November 12, 2007, the sole member of our board of directors approved the adoption of our 2007 Equity Incentive Plan (the “2007 Plan”). The 2007 Plan provides for the issuance of a maximum of 3,500,000 shares of common stock in connection with awards granted there under, which may include stock options, restricted stock awards and stock appreciation rights. The 2007 Plan has a term of 10 years and may be administered by our board of directors or by a committee appointed by our board of directors (the “Committee”). Participation in the 2007 Plan is limited to employees, officer, directors and consultants of the Company and its subsidiaries. Incentive stock options granted pursuant to the 2007 Plan must have an exercise price per share not less than 100%, and non-qualified stock options not less than 85%, of the fair market value of our common stock on the date of grant. Awards granted pursuant to the 2007 Plan may not have a term exceeding 10 years and will vest upon conditions established by the Committee.

The following table sets forth information as of the fiscal year ended December 31, 2009 with respect to the shares of our common stock that may be issue under each of our 2006 Plan and 2007 Plan.

Equity Compensation Plan Information
	Number of securities to be issued upon exercise of outstanding options, warrants	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	—	—	—
Equity compensation plans not approved by security holders	—	—	35,700
Total	—	—	35,700

In 2009, shares sold and/or issued for compensation are as follows:

Date of transaction	Name	Nature of transaction	Number of shares	Price per share	Total Value

January (2)	Jodie Buckler	Stock bonus issued to employee	100,000	$ 0.05	$ 4,500
January (2)	Rockport Financial	Stock issued for consulting services	550,000	$ 0.05	$ 27,500
February (2)	Susan Schafer	Stock bonus issued to employee	25,000	$ 0.06	$ 1,500
May (2)	Rockport Financial	Stock issued for consulting services	100,000	$ 0.14	$ 14,000
May	Rockport Financial	Stock sold (1)	400,000	$ 0.03	$ 10,000
October (2)	Thomas Kidd	Stock issued for consulting services	1,400,000	$ 0.07	$ 98,000
October (2)	Thomas Kidd	Stock issued for consulting services	316,667	$ 0.07	$ 22,167
December	Dean Albright	Stock Sold (1)	400,000	$ 0.03	$ 10,000
Total			3,291,667		$ 187,667

(1) Warrants sold for S-8 shares issued. (2) S-8 shares.

In first and second quarters of 2010, shares sold and/or issued for compensation are as follows:

Month/Description of transaction	Number of shares	Price per share	Total Value

March--Stock issued to Executive Officer as bonus to Tim Carnahan	5,000,000	$ 0.07	$ 350,000
March--Stock issued for Consulting Services to Auctus as origination fee payment	100,000	$ 0.06	$ 6,000
March--Stock issued for Consulting Services to CityVac for IR services	450,000	$ 0.04	$ 18,000
Total	5,550,000		$ 374,000

Note that all of the above shares issued as S-8 shares.

Purchases of Equity Securities

There were no repurchases of equity securities during the fourth quarter of the fiscal year ended December 31, 2009.

PENNY STOCK RULES

The Securities and Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

A purchaser is purchasing penny stock, which limits the ability to sell the stock. The shares offered by this prospectus constitute penny stock under the Securities and Exchange Act. The shares will remain penny stocks for the foreseeable future. The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his/her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in us will be subject to Rules 15g-1 through 15g-10 of the Securities and Exchange Act. Rather than creating a need to comply with those rules, some broker-dealers will refuse to attempt to sell penny stock.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document, which:

· Contains a description of the nature and level of risk in the market for penny stock in both Public offerings and secondary trading;

· Contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of the Securities Act of 1934, as amended;

· Contains a brief, clear, narrative description of a dealer market, including “bid” and “ask” price for the penny stock and the significance of the spread between the bid and ask price;

· Contains a toll-free number for inquiries on disciplinary actions;

· Defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

· Contains such other information and is in such form (including language, type, size and format) as the Securities and Exchange Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, to the customer:

· The bid and offer quotations for the penny stock;

· The compensation of the broker-dealer and its salesperson in the transaction;

· The number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

· Monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgement of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling their securities.

ITEM 10 - INTEREST OF NAMED EXPERTS AND COUNSEL

None of the experts named herein was or is a promoter, underwriter, voting trustee, director, officer or employee of CYIOS Corp. Furthermore, none of the experts was hired on a contingent basis and none of the other experts named herein will receive a direct or indirect interest in CYIOS.

ITEM 11 – Information with Respect to the Registrant.

TRANSFER AGENT

The Transfer Agent and Registrar for the common stock is

Corporate Stock Transfer 3200 Cherry Creek Drive South Suite 430 Denver, CO 80209 303-282-4800 (phone) 303-777-3094 (fax).

AUDITORS

Our financial statements as of December 31, 2009 and for the periods then ended, have been included in this prospectus and in the registration statement filed with the Securities and Exchange Commission in reliance upon the reports of our independent registered public accounting firm, dated February 23, 2010 and April 9, 2009 upon authority as experts in accounting and auditing. Jewitt Schwartz Wolfe and Associates and Baum & Co., PA and report on the financial statements can be found at the end of this prospectus and in the registration statement.

Legal Representation

Gersten Savage, LLP, an independent legal counsel, has provided an opinion on the validity of CYIOS Corporation’s common stock.

Legal – Peter J. Gennuso, Esq

Gersten Savage, LLP

600 Lexington Avenue

New York NY 10022-6018

212-752-9700 (office) 212-980-5192 (fax)

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited consolidated financial statements, related notes, and other detailed information included elsewhere in this registration statement. Our financial statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”), contemplate that we will continue as a going concern, and do not contain any adjustments that might result if we were unable to continue as a going concern. Certain information contained below and elsewhere in this registration statement, including information regarding our plans and strategy for our business, constitute forward-looking statements. See "Note Regarding Forward-Looking Statements.”

Overview for the years ended December 31, 2009 and 2008

We believe that we are a leading systems integrator and knowledge management solutions provider supporting the United States Army. All of our revenue is derived from the services provided pursuant to single and multiple year awards to different U.S. Army and federal government agencies. CKO, Inc., one of our operating subsidiaries, provides a designed online office management product which is known as CYIPRO™. For the years ended December 31, 2009 and 2008, we received no revenue from CYIPRO™.

Results of Operations for the years ended December 31, 2009 and 2008

Sales/Net Profit

The total sales for our active subsidiary, CYIOS Corporation, a District of Columbia corporation, for the fiscal year ended December 31, 2009, were $1,881,897 compared to $1,494,872 for the fiscal year ended December 31, 2008; an increase in sales of $387,025 or 26%. Our other active subsidiary, CKO, Inc., a District of Columbia corporation, produced no revenue for the fiscal years ended December 31, 2009 and 2008. Operating net loss for the year ended December 31, 2009 was $21,044, or net operating loss per share $.00, compared to a net operating income for the fiscal year ended December 31, 2008 of $202,729, or a net operating income per share of $.01. Net income from discontinued operations was $17,068 for the year ended December 31, 2009 and $256,497 for the year ended December 31, 2008. This income from discontinued operations was the result of a write-off of old Accounts Payable debts that have been carried on the financial statements of WorldTeq Corporation which is a subsidiary of the company with discontinued operations. Management has determined that the amount that has been written off is reasonable based on the fact that they exceed the statute of limitations for collection of debts. Total net loss for the year ended December 31, 2009 was $3,976 or a net loss per share of $.00 as compared to total net income for the year ended December 31, 2008 in the amount of $53,768 or a net income per share of $.00. In 2006, management made the decision to expand our operations by attempting to increase our business with the Department of Defense and the rest of the federal government. In order to achieve this goal, we have actively bid on request for proposals by different departments and their agencies. We have, and will continue to invest all of our earnings into additional personnel to help achieve this goal. We believe that our efforts in working to achieve the aforementioned goals will help turn our operating losses into a net profit in the fiscal year ended December 31, 2010 and beyond.

Cost of Sales

Cost of sales for the fiscal year ended December 31, 2009 was $1,094,786 compared to cost of sales for the fiscal year ended December 31, 2008 in the amount of $781,909; an increase of $312,877 or approximately 40%.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the fiscal years ended December 31, 2009 and 2008 were $68,883 and $179,371, respectively; a decrease of $110,488 or 62%.

Other Expenses

Total other expenses for the fiscal year ended December 31, 2009 and 2008 were $739,079 and $732,257, respectively; an increase of $6,822 or .93%. The total other expenses of $738,079 in the fiscal year ended December 31, 2009 consisted primarily of $598,225 in indirect labor and $140,854 in professional service and consulting fees and depreciation. The total other expenses of $732,257 for the fiscal year ended December 31, 2008 consisted primarily of $521,681 in indirect labor and $210,576 in professional services fees and depreciation.

Liquidity and Capital Resources as of December 31, 2009

At December 31, 2009, we had cash and cash equivalents of $76,448, compared to $27,070 at December 31, 2008, an increase of $49,378.

During the fiscal year ended December 31, 2009, cash provided by operating activities was $18,442, consisting primarily of the Net Loss of $3,976 offset by:

· Non-cash charges related to Depreciation charges of $784, Valuation of Shares issued for consulting services of $167,667, Reduction in Liabilities from Discontinued Operations of $17,068; and

· Working capital changes of $128,965, consisting primarily of a net increase in Accounts Receivable, Other Assets in the amount of $176,994 offset by a net increase in Payroll Taxes Payable, Accounts Payable, and Accruals in the amount of $48,029.

Cash provided by investing activities for the fiscal year ended December 31, 2009 was $28,228 for the payments received on the Related Party Loan.

Cash provided by financing activities for the fiscal year ended December 31, 2009 was $2,708; consisting primarily of:

· Proceeds from the sale of Common Stock in the amount of $20,000; and

· Payments made on the Line of Credit in the amount of $17,292.

Our long-term working capital and capital requirements will depend upon numerous factors, including our efforts to continue to improve operational efficiency and conserve cash.

______________________________________________________

OVERVIEW for the quarters ending June 30, 2010 and 2009

CYIOS does business as a leading systems integrator and Knowledge Management Solutions provider supporting the United States Army. All of CYIOS’ revenue is derived from the services it provides for single and multiple year awards to different US Army and US Government agencies. CKO, Inc., one of the CYIOS subsidiaries provides a designed online office management product which is known as CYIPRO. For the three months ended June 30, 2010 and 2009, CYIOS received no revenue from CYIPRO. For the six months ended June 30, 2010 and 2009, CYIOS received no revenue from CYIPRO.

RESULTS OF OPERATIONS for the quarters ending June 30, 2010 and 2009

Revenue: Total sales for the 2nd quarter 2010 were $459,679 as compared to $488,720 in sales for the 2nd quarter 2009, a decrease of approximately 5.94%. Total sales for the 1st and 2nd quarter of 2010 were $905,955 as compared to total sales for the 1st and 2nd quarters of 2009 of $863,643. The overall increase in sales was due to the Company winning new contracts in 2010.

Cost of Sales: Cost of sales for the 2nd quarter 2010 were $$264,142, resulting in a gross profit of $195,537 (42.54% gross profit margin) compared to cost of sales for the 2nd quarter 2009 of $275,886, resulting in a gross profit of $212,834 (43.55% gross profit margin). Cost of sales for the 1st and 2nd quarters 2010 were $530,441, resulting in a gross profit margin of $375,514 (41.45%) compared to cost of sales for the 1st and 2nd quarters 2009 of $494,394, resulting in a gross profit margin of $369,249 (42.75% gross profit margin). Cost of sales have decreased for the 2nd quarter in 2010 as compared to 2009 by approximately 4.26% overall. Cost of sales increased for the 1st and 2nd quarters of 2010 by 7.29% overall compared to cost of sales for the 1st and 2nd quarters 2009. Cost of sales consists solely of direct labor expense which can best be described as contracted services being rendered. We have to pay higher than average salaries to employ the best trained staff and we must also offer the best benefits for these staff.

Indirect Labor: Indirect labor expense increased by $17,713 or approximately 13.58% to $148,179 for the 2nd quarter ended 2010 from $130,466 for the 2nd quarter ended 2009. Indirect labor for the 1st and 2nd quarters of 2010 increased by $58,850 or approximately 23.79% to $306,249 compared to indirect labor for the 1st and 2nd quarters of 2009 in the amount of $247,399. The increase is a direct result of the hiring of a new administrative staff person. A stock bonus was paid to our CEO and president. During the 1st quarter of 2010, the company’s board authorized the issuance of 5,000,000 shares valued at $.07 per share or $350,000 in total.

Consulting and Professional Fees: Consulting and professional fees for the 2nd quarter ended 2010 was $18,876 as compared to $51,666 for the 2nd quarter ended 2009, resulting in a decrease of $32,790. Consulting and professional fees for the 1st and 2nd quarters ended 2010 were $47,256 as compared to $65,271 in consulting and professional fees for the 1st and 2nd quarter ended 2009, resulting in a decrease of $18,465. The overall decrease from 2010 to 2009 was a result of decrease in our use of consultants’ services and legal fees.

Depreciation and Interest Expense: Interest expense for the 2nd quarter ended 2010 was $2,635, as compared to $0 for the 2nd quarter ended 2009. The increase is a result of interest being accrued on a Note Payable in the amount of $50,000. Interest expense for the 1st and 2nd quarters ended 2010 was $5,282 as compared to $352 for the 1st and 2nd quarters ended 2009. Again the increase in interest expense is a direct result of interest accruing on the outstanding Note Payable in the amount of $50,000. Depreciation expense for the 2nd quarter ended 2010 and 2009 was $196 and $196, respectively. Depreciation expense for the 1st and 2nd quarters 2010 and 2009 was $392 and $392, respectively.

Selling, General, and Administrative: Selling, general and administrative expenses for the 2nd quarter ended of 2010 was $25,048 as compared to $18,064 for the 2nd quarter ended 2009—an increase of $6,444 or approximately 34.64%. Selling, general and administrative expenses for the 1st and 2nd quarters of 2010 was $53,300 as compared to $40,986 for the 1st and 2nd quarters ended 2009—an increase of $12,314 or 30.04%. Selling, general, and administrative expenses consist primarily of advertising, conference fees, fees, insurance, office supplies, rent, and travel and entertainment expenses. The increase is primarily due to the increase in additional filing fees for the S-1.

Net Income/ (Loss) from Operations: Net loss for the 2nd quarter ended 2010 was $16,390 as compared to a net income of $7,237 for the 2nd quarter ended 2009—a decrease of $23,627. Sales were down for the 2nd quarter of 2010 and expenses were up during the quarter 2010. The increase in expenses is primarily due to the fact that we incurred expenses in the form of stock compensation totaling $21,667; an increase in our indirect labor costs; and an increase in our selling, general and administrative expenses. Net loss for the 1st and 2nd quarters ended 2010 was $416,818 as compared to a net income of $17,000 for the 1st and 2nd quarters ended 2009—a decrease of $433,818. For the 1st and 2nd quarters of 2010 sales were up from 2009 for the same period, but expenses were also up. The increase in expenses for the 1st and 2nd quarters combined is primarily due to stock compensation expense in the amount of $385,833 and higher expenses in indirect labor, and selling, general and administrative expenses.

LIQUIDITY AND CAPITAL RESOURCES AS OF JUNE 30, 2010

Liquidity: At June 30, 2010, CYIOS had cash and cash equivalents of $94,217, compared with $71,232 at June 30, 2009, an increase of $17,769.

During the six months ending June 30, 2010, cash used in operating activities was $22,583, consisting primarily of the net loss for the six months ended June 30, 2010 of $416,818 offset by non-cash charges to:

· Depreciation charges of $392;

· Stock based compensation in the amount of $374,000;

· Working capital changes of $19,843, consisting of a net decrease of $15,160 in Accounts Receivable and Other Assets and a net decrease of $4,683 in Accrued Expenses, Payroll Taxes Payable, and Accounts Payable.

Financing activities for the six months ended June 30, 2010 provided cash in the amount of $40,352, consisting of:

· Proceeds from the issuance of a Convertible Note Payable in the amount of $50,000 less.

· Payments made on the Line of Credit in the amount of $9,648.

Our long-term working capital and capital requirements will depend upon numerous factors, including our efforts to continue to improve operational efficiency and conserve cash.

Off-Balance Sheet Arrangements

As of the year ended December 31, 2009 and June 30, 2010, we did not have any off-balance sheet arrangements as defined in Item 303(c)(2) of Regulation S-B.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Our management routinely makes judgments and estimates about the effects of matters that are inherently uncertain. As the number of variables and assumptions affecting the probable future resolution of the uncertainties increase, these judgments become even more subjective and complex. We have identified the following accounting policies, described below, as the most critical to an understanding of our current financial condition and results of operations.

Revenue Recognition

We recognize revenue when persuasive evidence of an arrangement exists, services have been rendered or goods delivered, the contract price is fixed or determinable, and it is reasonably assured to be collectible. We follow Statement of Position (“SOP”) 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts, as it applies to time-and-material contracts. Revenue on time-and-materials contracts is recognized based on the hours actually incurred at the negotiated contract billing rates, plus the cost of any allowable material costs and out-of-pocket expenses. Revenue on fixed-price contracts pursuant to which a client pays us a specified amount to provide only a particular service for a stated time period, or so-called fee-for-service arrangement, is recognized as amounts become billable, assuming all other criteria for revenue recognition are met. We recognize revenue from government contracts.

DESCRIPTION OF PROPERTY

All of our property is leased and we do not own any real property.

Our headquarters are located at The Ronald Reagan Building, 1300 Pennsylvania Ave, Suite 700 Washington D.C. 20004. We lease this 150 square foot space for a term of 12 months at a rate of $1,476 per month. There are two employees based in our headquarters, the remaining employees work on-site at our customers’ locations, and, as such we do not maintain separate office or other space for these employees.

LEGAL PROCEEDINGS

None of the executive officers of the Company (i) has been involved as a general partner or executive officer of any business which has filed bankruptcy petition; (ii) has been convicted in any criminal proceeding nor is subject to any pending criminal proceeding; (iii) has been subjected to any order, judgment or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and (iv) has been found by a court, the United States Securities and Exchange Commission or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law.

ITEM 11 - SUMMARY FINANCIAL INFORMATION

The summary financial information set forth below is derived from the detailed financial statements appearing elsewhere in this prospectus. This information should be read in conjunction with those financial statements and related notes, and the “use of Proceeds” and “Plan of Operation” sections included in the prospectus.

	As of June 30, 2010 (unaudited)	As of December 31, 2009 (Audited)
Balance Sheet Data:
Cash and cash equivalents	$ 94,217	$ 76,448
Property and equipment net of depreciation	1,828	2,220
Total assets	531,461	529,245
Total liabilities	215,656	170,621
Stockholders’ Equity	315,805	358,624
For the 3 months ending June 30,	2010	2009
STATEMENT OF OPERATIONS DATA Revenues	$ 459,679	$ 488,720
Total cost and expenses	264,142	275,886
Other Income (Expense)	2,039	1,335
Net Loss from Continuing Operations	(16,390)	13,237
Net Income (Loss)	(16,390)	13,237
Net Income/(Loss) per share—basic and fully diluted	$ (0.00)	$ 0.00
For the 6 months ending June 30,	2010	2009
STATEMENT OF OPERATIONS DATA Revenues	$ 905,955	$ 863,643
Total cost and expenses	530,441	494,394
Other Income (Expense)	699	2,249
Net Loss from Continuing Operations	(416,818)	17,000
Net Income (Loss)	(416,818)	17,000
Net Income/(Loss) per share—basic and fully diluted	$ (0.01)	$ 0.00

MANAGEMENT

The following table sets forth information regarding our executive officers and directors as of March 31, 2010.

Name	Age	Position
Timothy W. Carnahan	42	Director, Chief Executive Officer and Treasurer

Timothy Carnahan has served as our Chief Executive Officer, Treasurer and Chairman of our board of directors since September 2005. Previously, from July 2004 through September 2005 Mr. Carnahan served as the President and founder of CKO, Inc., a District of Columbia corporation (“CKO”), and from April 1995 through September 2005 as the President and founder of CYIOS Corporation, a District of Columbia corporation (“CYIOS DC”). CKO and CYIOS DC presently make up our two operating subsidiaries. Mr. Carnahan has some level of security clearance at the Department of Defense. Mr. Carnahan holds a Bachelor of Science degree in Computer Science from Old Dominion University.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Legal Proceedings

During the past ten years, none of our directors, executive officers or control persons has been involved in any of the following events:

· any bankruptcy petition filed by or against any business of which such person was an executive officer either at the time of the bankruptcy or within two years prior to that time;

· any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

· being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and

· being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

· Any judicial or administrative proceedings resulting from involvement in mail or wire fraud or fraud in connection with any business entity;

· Any judicial or administrative proceedings based on violations of federal or state securities, commodities, banking or insurance laws and regulations, or any settlement114 to such actions; and

· Any disciplinary sanctions or orders imposed by a stock, commodities or derivatives

· Exchange or other self-regulatory organization.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our stockholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Current Issues and Future Management Expectations

EXECUTIVE COMPENSATION

The following table sets forth all compensation awarded, paid to or earned by our Chief Executive Officer, who was our only executive officer during the fiscal year ended December 31, 2009.

Summary Compensation Table
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total Compensation ($)
Timothy Carnahan, Chief Executive Officer	2009	$151,534	--	--	--	--	--	--	$151,534

The following table sets forth certain information concerning unexercised options, stock that has not vested, and equity incentive plan awards for each of our named executive officers outstanding as of December 31, 2009.

Outstanding Equity Awards at Fiscal Year-End
Option Awards						Stock Awards
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Timothy Carnahan, Chief Executive Officer	--	--	--	--	--	--	--	--	--

Director Compensation

No salary or regular compensation is paid to our directors. Pursuant to our bylaws, our directors are eligible to be reimbursed for their actual out-of-pocket expenses incurred in attending board meetings and other director functions, as well as fixed fees and other compensation to be determined by our board of directors. No such compensation or expense reimbursements have been requested by our directors or paid to date.

Security Ownership of Certain Beneficial Owners & Management and Related Stockholder Matters

The following table sets forth certain information regarding the beneficial ownership of our common stock as of June 30, 2010. The information in this table provides the ownership information for:

· each person known by us to be the beneficial owner of more than 5% of our common stock;

· each of our directors and executive officers; and

· all of our directors and executive officers as a group.

Beneficial ownership has been determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock and those rights to acquire additional shares within sixty days. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the number of shares of common stock indicated as beneficially owned by them, except to the extent such power may be shared with a spouse. Common stock beneficially owned and percentage ownership is based on 35,698,877 shares of common stock currently outstanding and no additional shares potentially acquired within sixty days.

Name and address of beneficial owner (1)	Amount and nature of beneficial ownership	Percent of Class
Timothy Carnahan	20,976,294	58.76%
All officers and directors as a group	20,976,294	58.76%

(1)		The address of each person listed is care of CYIOS Corporation, 1300 Pennsylvania Avenue, Suite 700, Washington D.C. 20004.

EMPLOYEES

As of June 30, 2010, we had 17 full-time employees, with 2.5 in executive management and administration, 1.5 in product development and technical operations, and 13 on service contracts on either prime or subcontracted contracts with the United States federal government.

We are not subject to any collective bargaining agreements and believe our relationships with our employees to be excellent.

EMPLOYMENT AGREEMENTS

None.

ITEM 11a – Material Changes

None.

ITEM 12 – Incorporation by Reference

None.

ITEM 12a – Disclosure of Commission Position on Indemnification for Securities Act Liabilities.

CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS REGARDING INDEMIFICATION OF DIRECTORS AND OFFICERS REGARDING INDEMNIFICATION

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1/A, Quarterly Report on 10-Qs and Annual Report on 10-Ks. This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement. Some information is omitted, and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract, agreement or other document of ours, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. You may review a copy of the registration statement, including exhibits, at the Securities and Exchange Commission's public reference room at 100 F Street, N.W., Washington, D.C. 20549.

The public may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

We will also file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the Securities and Exchange Commission.

Our Securities and Exchange Commission filings and the registration statement can also be reviewed by accessing the Securities and Exchange Commission's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

You should rely only on the information provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer to sell, nor soliciting an offer to buy, these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or our affairs have not changed since the date hereof.

CYIOS Corporation and Subsidiaries

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the board of directors and stockholders of

Cyios Corporation

We have audited the accompanying consolidated balance sheet of Cyios Corporation as of December 31, 2009 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year ended December 31, 2009. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cyios Corporation as of December 31, 2009 and the results of its operations and its cash flows for the year ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

/s/ Jewett, Schwartz, Wolfe and Associates

Hollywood, Florida

February 23, 2010

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Stockholders

CYIOS Corporation and Subsidiaries

We have audited the accompanying consolidated balance sheets of CYIOS Corporation and Subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years ended December 31, 2008 and 2007. These consolidated financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CYIOS Corporation and Subsidiaries as of December 31, 2008 and 2007, and the results of its consolidated operations and its cash flows for the years ended December 31, 2008 and 2007 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company’s recurring losses and inability to generate an internal cash flow raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are described in Note O. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Baum & Company, PA

Baum & Company, PA

Miami Beach, FL

April 9, 2009

CYIOS Corporation and Subsidiaries
Consolidated Balance Sheets
	As of December 31,
	2009	2008
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$ 76,448	$ 27,070
Accounts Receivable	114,596	23,181
Prepaid and Other Current Assets	101,697	16,117
TOTAL CURRENT ASSETS	292,741	66,368

FIXED ASSETS, NET	2,220	3,004

OTHER ASSETS
Related Party Loan	234,284	262,512
TOTAL OTHER ASSETS	234,284	262,512

TOTAL ASSETS	$ 529,245	$ 331,884

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Current Liabilities:
Line of Credit	$ 71,100	$ 88,392
Accounts Payable	4,045	46,113
Accruals and Other Payables	95,476	22,447
TOTAL LIABILITIES	170,621	156,952

STOCKHOLDERS' EQUITY
Convertible Preferred Stock ($.001 par value, 5,000,000 authorized:
29,713 and 29,713 issued and outstanding)	30	30
Common Stock ($.001 par value, 100,000,000 shares authorized:
30,148,877 and 26,857,210 shares issued and outstanding)	30,149	26,857
Additional Paid-in-Capital	24,199,038	24,014,663
Accumulated Deficit	(23,870,593)	(23,866,618)
TOTAL STOCKHOLDERS' EQUITY	358,624	174,932

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 529,245	$ 331,884

The accompanying notes are an integral part of these consolidated financial statements.

CYIOS Corporation and Subsidiaries
Consolidated Statement of Operations
	For the years ended December 31,
	2009	2008
SALES AND COST OF SALES
Sales	$ 1,881,897	$ 1,494,872
Cost of Sales	1,094,786	781,909
Gross Profit	787,111	712,963

EXPENSES
Selling, general and administrative	68,884	179,371
Payroll Expense--Indirect Labor	598,225	521,681
Consulting and Professional Fees Expense	55,909	209,792
Consulting Expense--Stock Compensation	81,208
Depreciation	784	784
TOTAL EXPENSES	805,010	911,628

Net Income/(Loss) from Operations	(17,899)	(198,665)

OTHER INCOME/(EXPENSE)
Interest Income	5,121	3,042
Interest Expense	(8,264)	(7,106)
NET OTHER INCOME/(EXPENSE)	(3,144)	(4,064)

PROVISION FOR INCOME TAXES	-	-

NET INCOME/(LOSS) FROM CONTINUING OPERATIONS	(21,044)	(202,729)

NET INCOME/(LOSS) FROM DISCONTINUED OPERATIONS	17,068	256,497

Net Income/(Loss)	$ (3,976)	$ 53,768

Net income/(loss) per share--basic and fully diluted
Continuing Operations	$ (0.00)	$ (0.01)
Discontinued Operations	$ 0.00	$ 0.01
Net income/(loss) per share	$ (0.00)	$ 0.00
Weighted average shares outstanding--basic and fully diluted	27,828,635	25,802,841

The accompanying notes are an integral part of these consolidated financial statements.

CYIOS Corporation and Subsidiaries
Consolidated Statements of Stockholders' Deficit
	Preferred	Preferred	Common	Common	Stock	Additional
	Shares	Stock	Shares	Stock	Subscription	Paid-in	Accumulated
	(000's)		$(000's)	$	Receivable	Capital	Deficit
Balances, December 31, 2007	29,713	$ 30	25,354,210	$ 25,354	$ 136,000	$ 23,886,536	$(23,920,386)
Shares returned	-	-	(500,000)	(500)	(82,500)	(74,500)	-
Payments received for Stock Subscriptions	-	-	-	-	(48,500)	-	-
Reduction for Uncollectible Stock Receivable	-	-	-	-	(5,000)	(5,000)	-
Shares issued for consulting services	-	-	2,003,000	2,003	-	207,627	-
Net Income (loss)		-	-	-	-	-	53,768
Balances, December 31, 2008	29,713	$ 30	26,857,210	$ 26,857	$ -	$ 24,014,663	$ (23,866,618)
Shares issued for consulting services	-	-	2,366,667	2,367	-	159,300	-
Shares issued to employees	-	-	125,000	125		5,875	-
Shares sold	-	-	800,000	800	-	19,200	-
Net Income (loss)	-	-	-	-	-	-	(3,976)
Balances, December 31, 2009	29,713	$ 30	30,148,877	$ 30,149	$ -	$24,199,038	$(23,870,593)

The accompanying notes are an integral part of these consolidated financial statements.

Return of 500,000 shares and reduction in related Stock Receivable

CYIOS Corporation and Subsidiaries
Consolidated Statements of Cash Flows
	For the years ended December 31,

	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income/(loss)
From Continuing Operations	$ (21,044)	$ (202,729)
From Discontinued Operations	17,068	256,497
Adjustments to reconcile net loss to net cash provided by
operating activities:
Depreciation	784	784
Value of Shares Issued for consulting/employee services	167,667	209,630
Reduction in Stock Receivable	-	7,500
Reduction in Liabilities from Discontinued Operations	(17,068)	(256,497)
Changes in Assets and Liabilities:
(Increase)/Decrease in Accounts Receivable	(91,415)	23,216
(Increase)/Decrease in Prepaid and Other Current Assets	(85,579)	(11,217)
Increase/(Decrease) in Accruals and Other Payables	73,029	(15,073)
Increase/(Decrease) in Accounts Payable	(25,000)	21,492
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	18,442	33,603

CASH FLOWS FROM INVESTING ACTIVITIES:
(Increase)/Decrease in Related Party Loan	28,228	(90,106)
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	28,228	(90,106)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Issuance of Common Stock	20,000	-
Proceeds Received from Payments made on Stock Subscription Receivable	-	48,500
Payments on Line of Credit	(17,292)	(10,425)
NET CASH PROVIDED BY FINANCING ACTIVITIES	2,708	38,075

NET INCREASE IN CASH AND CASH EQUIVALENTS	49,378	(18,428)

CASH AND CASH EQUIVALENTS:
Beginning of Period	27,070	45,498

End of Period	$ 76,448	$ 27,070

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
CASH PAID DURING THE PERIOD FOR:
Interest	$ 8,264	$ 7,106
Taxes	$ -	$ -

NON CASH INVESTING AND FINANCING ACTIVITIES:
Stock Issued for Prepaid Consulting Services	$ 89,833	$ -
Stock Issued for Consulting Services/Employee Bonus	$ 77,834	$ 209,630

The accompanying notes are an integral part of these consolidated financial statements.
$ -	$ 75,000

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Activity— China Print, Inc. formerly known as WorldTeq Group International, Inc. merged on September 19, 2005 with CYIOS Corporation of Washington DC. During the merger the company’s former CEO notified the public of his resignation and the assignment of a new CEO and president, Mr. Timothy Carnahan. After the merger, China Print, Inc. changed its name to CYIOS. The consolidated financial statements of CYIOS Corporation (The Company), formerly China Print, Inc. includes its subsidiary by the same name CYIOS Corporation, in addition to CKO, Inc. and WorldTeq Corporation. The Company, through its subsidiary CYIOS Corporation does business as a leading systems integrator and Knowledge Management Solutions provider supporting the United States Army. The company contracts its services for single and multiple year awards to different US Army and US Government agencies. CKO Inc. owns a custom designed online office management product. The company launched this product in November of 2005 to the general public and commercial businesses. WorldTeq Corporation in the past engaged primarily in the long distance service business and during 2009 and 2008 it had no operating activity. In December 2008, the Company filed to dissolve the WorldTeq Corporation.

Consolidation—The consolidated financial statements include the accounts of the Company and its Subsidiaries, after all eliminations of all intercompany accounts and transactions.

Cash and Cash Equivalents—For purposes of the Consolidated Statement of Cash Flows, the Company considers liquid investments with an original maturity of three months or less to be cash equivalents.

Management’s Use of Estimates—The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition—The Company derives revenue primarily from the sale and service of information technology services to the government. In accordance with SEC Staff Accounting Bulletin No. 104, “Revenue Recognition” (“SAB 104”), revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed and determinable, collectability is reasonably assured, contractual obligations have been satisfied and title and risk of loss have been transferred to the customer.

Revenues are recognized based on completion of a project and acceptance by the customer.

Selecting the appropriate revenue recognition method involves judgment based on the contract and can be complex depending upon the structure and terms and conditions of the contract.

Contract claims are unanticipated additional costs incurred but not provided for in the executed contract price that we seek to recover from the customer. Such costs are expensed as incurred. Additional revenue related to contract claims is recognized when the amounts are awarded by the customer.

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’)

Comprehensive Income (Loss)—The Company adopted Financial Accounting Standards Board Statement of Financial Accounting Standards (SFAS) No. 130, “Reporting Comprehensive Income”, which establishes standards for the reporting and display of comprehensive income and its components in the consolidated financial statements. There were no items of comprehensive income (loss) applicable to the Company during the periods covered in the consolidated financial statements.

Advertising Costs—Advertising costs are expensed as incurred. For the years ended December 31, 2009 and 2008, the company incurred $9,784 and $11,983 respectively.

Net Loss per Common Share—Statement of Financial Accounting Standard (SFAS) No. 128 requires dual presentation of basic and diluted earnings per share (EPS) with a reconciliation of the numerator and denominator of the EPS computations. Basic earnings per share amounts are based on the weighted average shares of common stock outstanding. If applicable, diluted earnings per share would assume the conversion, exercise or issuance of all potential common stock instruments such as options, warrants and convertible securities, unless the effect is to reduce a loss or increase earnings per share. Accordingly, this presentation has been adopted for the period presented. There were no adjustments required to net loss for the period presented in the computation of diluted earnings per share.

Income Taxes—Income taxes are provided in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, “Accounting for Income Taxes.” A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss-carryforwards.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that, and some portion or the entire deferred tax asset will not be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates on the date of enactment.

Fair Value of Financial Instruments—The carrying amounts reported in the consolidated balance sheet for cash, accounts receivable and payables approximate fair value based on the short-term maturity of these instruments.

Accounts Receivable—Accounts deemed uncollectible are written off in the year they become uncollectible. For the years ended December 31, 2009 and 2008, the following amounts by subsidiary were deemed uncollectible and written off as bad debts. Outstanding Accounts Receivable as of December 31, 2009 was $114,596 and as of December 31, 2008 was $23,181 (CYIOS Subsidiary).

Impairment of Long-Lived Assets—Using the guidance of Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company reviews the carrying value of property, plant, and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors.

Property and Equipment—Property and equipment is stated at cost. Depreciation is provided by the straight-line method over the estimated economic life of the property and equipment remaining from five to seven years. New computer equipment assets in the amount of $3,917 were purchased in 2007. These assets will be depreciated of their estimated useful life which the Company has determined to be 5 years. Total depreciation expense for the year ended December 31, 2009 was $784 and for the year ended December 31, 2008 was $784.

Recent Accounting Pronouncements—In June 2009, the Financial Accounting Standards Board (FASB) issued its final Statement of Financial Accounting Standards (SFAS) No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles a Replacement of FASB StatementNo. 162”. SFAS No. 168 made the FASB Accounting Standards Codification (the Codification) the single source of U.S. GAAP used by nongovernmental entities in the preparation of financial statements, except for rules and interpretive releases of the Securities and Exchange Commission (SEC) under authority of federal securities laws, which are sources of authoritative accounting guidance for SEC registrants. The Codification is meant to simplify user access to all authoritative accounting guidance by reorganizing U.S. GAAP pronouncements into roughly 90 accounting topics within a consistent structure; its purpose is not to create new accounting and reporting guidance. The Codification supersedes all existing non-SEC accounting and reporting standards and was effective for the Company beginning July 1, 2009. Following SFAS No. 168, the Board will not issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts; instead, it will issue Accounting Standards Updates (ASU). The FASB will not consider ASUs as authoritative in their own right; these updates will serve only to update the Codification, provide background information about the guidance, and provide the bases for conclusions on the change(s) in the Codification.

In August 2009, the FASB issued ASU 2009-05 which includes amendments to Subtopic 820-10, “Fair Value Measurements and Disclosures—Overall”. The update provides clarification that in circumstances, in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the techniques provided for in this update. The amendments in this ASU clarify that a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability and also clarifies that both a quoted price in an active market for the identical liability at the measurement date and the quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required are Level 1 fair value measurements. The guidance provided in this ASU is effective for the first reporting period, including interim periods, beginning after issuance. The adoption of this standard did not have a material impact on the Company’s consolidated financial position and results of operations.

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Recent Accounting Pronouncements (cont’d)

In September 2009, the FASB issued ASU 2009-06, Income Taxes (Topic 740), ”Implementation Guidance on Accounting for Uncertainty in Income Taxes and Disclosure Amendments for Nonpublic Entities”, which provides implementation guidance on accounting for uncertainty in income taxes, as well as eliminates certain disclosure requirements for nonpublic entities. For entities that are currently applying the standards for accounting for uncertainty in income taxes, this update shall be effective for interim and annual periods ending after September 15, 2009. For those entities that have deferred the application of accounting for uncertainty in income taxes in accordance with paragraph 740-10-65-1(e), this update shall be effective upon adoption of those standards. The adoption of this standard is not expected to have an impact on the Company’s consolidated financial position and results of operations since this accounting standard update provides only implementation and disclosure amendments.

In September 2009, the FASB has published ASU No. 2009-12, “Fair Value Measurements and Disclosures (Topic 820) - Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent)”. This ASU amends Subtopic 820-10, “Fair Value Measurements and Disclosures – Overall”, to permit a reporting entity to measure the fair value of certain investments on the basis of the net asset value per share of the investment (or its equivalent). This ASU also requires new disclosures, by major category of investments including the attributes of investments within the scope of this amendment to the Codification. The guidance in this Update is effective for interim and annual periods ending after December 15, 2009. Early application is permitted. The adoption of this standard did not have an impact on the Company’s consolidated financial position and results of operations.

In October 2009, the FASB has published ASU 2009-13, “Revenue Recognition (Topic 605)-Multiple Deliverable Revenue Arrangements”, which addresses the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than as a combined unit. Specifically, this guidance amends the criteria in Subtopic 605-25, “Revenue Recognition-Multiple-Element Arrangements”, for separating consideration in multiple-deliverable arrangements. This guidance establishes a selling price hierarchy for determining the selling price of a deliverable, which is based on: (a) vendor-specific objective evidence; (b) third-party evidence; or (c) estimates. This guidance also eliminates the residual method of allocation and requires that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method and also requires expanded disclosures. The guidance in this update is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial position and results of operations.

NOTE B—FINANCING FACILITY

During the year ended December 31, 2003 the Company entered into an accounts receivable financing facility for a maximum of $500,000 with an unrelated third party. Collateral for the facility is a first security interest in all corporate assets and a personal guarantee of the Company’s shareholder. The Company pays a 2% fee for each advance and interest accrues on all advances at a floating rate, at the prime rate published in the Wall Street Journal plus 2% (7.25% at December 31, 2009). The Company is advanced 90% of all government contract invoices. The advances are used for general corporate working capital. Residual, or holdback amounts, less fees and interest, are remitted to the Company when payments are received from the government. Substantially all of the Company’s revenue stream and accounts receivables are factored through this facility.

NOTE C—INCOME TAXES

Due to the prior years’ operating losses and the inability to recognize an income tax benefit therefrom, there is no provision for current or deferred federal or state income taxes for the year ended December 31, 2009.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for federal and state income tax purposes.

The Company’s total deferred tax asset, calculated using federal and state effective tax rates, as of December 31, 2009 is as follows:

Total Deferred Tax Asset	$ 2,264,327
Valuation Allowance	(2,264,327)
Net Deferred Tax Asset	-

The reconciliation of income taxes computed at the federal statutory income tax rate to total income taxes for the years ended December 31, 2009 and 2008 is as follows:

	2009	2008
Income tax computed at the federal statutory rate	34%	34%
State income tax, net of federal tax benefit	0%	0%
Total	34%	34%
Valuation allowance	-34%	-34%
Total deferred tax asset	0%	0%

Because of the Company’s lack of earnings history, the deferred tax asset has been fully offset by a valuation allowance. The valuation allowance increased (decreased) by $8,160 and $(18,281) in 2009 and 2008, respectively. No tax benefits have been recorded for the nondeductible (tax) expenses (including stock for services) totaling $17,210,808.

As of December 31, 2009, the Company had federal and state net operating loss carryforwards as follows of $6,659,786 which will expire at various times through the year 2029.

NOTE D—CONCENTRATION

The Company is either a prime or sub contractor on contracts with the Information Management Support Center U.S. Army and GOMO/SLD. Loss of these contracts could have a material effect upon the Company’s financial condition and results of operations.

NOTE E—SEGMENT REPORTING

The Company has four reportable segments—CYIOS, CYIOS Group, CKO, and WorldTeq:

Net Sales by Segment	For the Year Ended December 31, 2009
	CYIOS	CYIOS Group	CKO	Totals
Sales, net	$ 1,881,897	$ -	$ -	$ 1,881,897
Cost of Sales	1,094,786	-	-	1,094,786
Gross Profit	$ 787,111	$ -	$ -	$ 787,111

Profit/(Loss) by Segment	For the Year Ended December 31, 2009
	CYIOS	CYIOS Group	CKO	Totals
Net Operating Profit/(Loss)	$ (13,119)	$ 2,331	$ (10,256)	$ (21,044)
Net (Loss)	$ (13,119)	$ 19,399	$ (10,256)	$ (3,976)

_______________________________________________________________________________________

Net Sales by Segment	For the Year Ended December 31, 2009
	CYIOS	CYIOS Group	CKO	WorldTeq	Totals
Sales, net	$ 1,494,872	$ -	$ -	$ -	$ 1,494,872
Cost of Sales	781,909	-	-	-	781,909
Gross Profit	$ 712,963	$ -	$ -	$ -	$ 712,963

Profit/(Loss) by Segment	For the Year Ended December 31, 2009
	CYIOS	CYIOS Group	CKO	WorldTeq	Totals
Net Operating Profit/(Loss)	$ (198,072)	$ (20)	$ (4,637)	$ -	$ (202,729)
Net (Loss)	$ (198,072)	$ (20)	$ (4,637)	$ 256,497	$ 53,768

The accounting policies used for segment reporting are the same as those described in Note A “Summary of Significant Accounting Policies”;

NOTE F—EQUITY

Common Shares

The Company is authorized to issue 100,000,000 shares of $.001 par value stock and as of December 31, 2009 the Company had 30,148,877 shares outstanding. During 2009 and 2008, the Company issued the following shares of common stock:

During 2009, the Company issued 3,291,667 common shares to investors, employees, and consultants. The shares issued to the employees and consultants were issued from the Company’s 2007 Equity Incentive Plan (see Note H). May 13th, 2009, under the consultant agreement with Rockport Financial, warrants were issued and executed for payment of services.

The shares issued as stock compensation were valued at the fair market value price at date of issuance. The issuance of the shares and the value is detailed in the following table:

Month/Description of transaction	Number of shares	Price per share	Total Value
January 29, 2009	100,000	$ 0.05	$ 4,500
January 29, 2009	550,000	$ 0.05	$ 27,500
February 9, 2009	25,000	$ 0.06	$ 1,500
May 1, 2009*	100,000	$ 0.14	$ 14,000
May 13, 2009	400,000	$ 0.05	$ 20,000
October 5, 2009	1,400,000	$ 0.07	$ 98,000
October 28, 2009	316,667	$ 0.07	$ 22,167
December 17, 2009*	400,000	$ -	$ -
Total	3,291,667		$ 187,667

*These shares were sold in May 2009.

During 2008, the Company issued 2,003,000 free trading common shares to employees and consultants. These shares were issued from the Company’s 2007 Equity Incentive Plan (see Note H). The shares were valued at the fair market value price at date of issuance. The issuance of the shares and the value is detailed in the following table:

Month	Number of shares	Price per share	Total Value
January 3, 2008	400,000	$ 0.23	$ 92,000
January 4, 2008	53,000	$ 0.21	$ 11,130
March 12, 2008	250,000	$ 0.10	$ 25,000
May 30, 2008	250,000	$ 0.10	$ 25,000
June 18, 2008	50,000	$ 0.08	$ 4,000
August 25, 2008	250,000	$ 0.06	$ 15,000
October 8, 2008	750,000	$ 0.05	$ 37,500
Total	2,003,000		$ 209,630

NOTE F—EQUITY (CONT’D)

Preferred Shares

The Company is authorized to issue 5,000,000 shares of $.001 par value, non-voting, convertible preferred shares. The preferred shares are convertible to common shares at a 1 to 1 ratio. As of December 31, 2009, the Company had 29,713 preferred shares outstanding. During 2009 and 2008, the Company did not issue any preferred shares of stock.

NOTE G—Stock options and warrants

On April 21, 2006, the Company’s board of directors approved the 2006 Employee Stock Option Plan (the “2006 Plan”). The 2006 Plan provides for the issuance of a maximum of 3,000,000 shares of common stock in connection with stock options granted thereunder, plus an annual increase to be added on the first nine anniversaries of the effective date of the 2006 Plan, equal to at least (i) 1% of the total number of shares of common stock then outstanding, (ii) 350,000 shares, or (iii) a number of shares determined by the Company’s board of directors prior to such anniversary date. The 2006 Plan has a term of 10 years and may be administered by the Company’s board of directors or by a committee made up of not less than 2 members of appointed by the Company’s board of directors. Participation in the 2006 Plan is limited to employees, officer, directors and consultants of the Company and its subsidiaries. Incentive stock options granted pursuant to the 2006 Plan must have an exercise price per share not less than 100%, and non-qualified stock options not less than 85%, of the fair market value of our common stock on the date of grant. Awards granted pursuant to the 2006 Plan may not have a term exceeding 10 years and will vest upon conditions established by the Company’s board of directors.

On April 21, 2006 the Company filed a registration statement on Form S-8 with the SEC registering 3,000,000 shares of common stock for issuance upon exercise of options granted pursuant to the 2006 Plan. As of December 31, 2009, options to acquire 1,812,300 shares of common stock were granted and exercised and there are 1,187,700 shares available for issuance under the 2006 Plan.

On November 12, 2007, the Company’s board of directors approved the 2007 Equity Incentive Plan (the “2007 Plan”). The 2007 Plan provides for the issuance of a maximum of 3,500,000 shares of common stock in connection with awards granted thereunder, which may include stock options, restricted stock awards and stock appreciation rights. The 2007 Plan has a term of 10 years and may be administered by the Company’s board of directors or by a committee appointed by the Company’s board of directors (the “Committee”). Participation in the 2007 Plan is limited to employees, officer, directors and consultants of the Company and its subsidiaries. Incentive stock options granted pursuant to the 2007 Plan must have an exercise price per share not less than 100%, and non-qualified stock options not less than 85%, of the fair market value of the Company’s common stock on the date of grant. Awards granted pursuant to the 2007 Plan may not have a term exceeding 10 years and will vest upon conditions established by the Committee.

On November 29, 2007 the Company filed a registration statement on Form S-8 with the SEC registering 3,500,000 shares of common stock for issuance upon exercise of options granted and exercised pursuant to the 2007 Plan. As of December 31, 2009, options to

NOTE G—STOCK OPTIONS AND WARRANTS (CONT’D)

acquire 2,054,000 shares of common stock were granted and exercised and there are 1,210,700 shares available for issuance under the 2007 Plan.

Outstanding stock options granted as of December 31, 2009 are as follows:

	Stock/Options	Weighted average price per share	Aggregate intrinsic value
Outstanding at December 31, 2007	2,750,000	0.18	495,000
For the year ended December 31, 2008
Granted	2,003,000	0.18	360,540
Options forfeited or expired	(335,716)	0.13	(43,643)
Options forfeited or expired	(400,000)	0.29	(116,000)
Exercised in 2008	(2,003,000)	0.18	(360,540)
Outstanding at December 31, 2008	2,014,284	0.13	261,857

For the period ended December 31, 2009
Granted	3,291,667	0.06	197,500
Options forfeited or expired	(2,014,284)	0.13	(261,857)
Exercised in 2009	(3,291,667)	0.06	(197,500)
Outstanding at December 31, 2009	—	0.13	—

Securities available for future issuance under the 2007 and 2006 plan are as follows:

Plan Category	Number of shares available for issuance
Equity compensation approved by security holders	—
3	35,700

Under the fair value recognition provisions of SFAS No. 123(R), stock-based compensation cost is estimated at the grant date based on the fair value of the award and is recognized as expense over the requisite service period of the award. The Company has awarded stock-based compensation as restricted stock.

All of the options granted in each of the two years ended December 31, 2009 and 2008 were immediately vested upon grant and were immediately exercised upon grant too.

The weighted-average exercise prices for options outstanding at the beginning and end of the two years ended December 31, 2009 did not change. The method used to estimate the fair value of the awards granted under the share-based payment arrangements was the value of the stock at the date the stock option was granted because on this same date the options were exercised. The stock options granted and exercised were immediately vested.

NOTE G—STOCK OPTIONS AND WARRANTS (CONT’D)

Compensation expense for restricted stock is recognized on the date of the grant at the closing price of the stock on the date of the grant because the options are immediately exercised on that same date

Our statement of operations for the years ended December 31, 2009 and 2008 included stock-based compensation of $167,667 and $209,630, respectively. In 2009, $77,834 of the total $167,667 was expensed and the remaining amount is prepaid expenses in the amount of $89,833 which will be amortized over the next 33 months. In 2008, $193,455 was expensed and the remaining amount was a prepaid amount of $9,375 that was expensed in 2009.

The Company does not have any unrecognized stock-based compensation expense at December 31, 2009.

NOTE H—PENSION PLAN

The Company has a 401(k) plan which is administered by a third-party administrator. Individuals who have been employed for one month and reached the age of 21 years are eligible to participate. Employees may contribute up to the legal amount allowed by law. The Company matches one-half of the employee’s contribution up to a maximum of 4% of the employee’s wages. Employees are vested in the Company’s contribution 25% a year and are fully vested after four years. The Company’s contributions for the years ended December 31, 2009 and 2008 were $13,294 and $28,371 respectively.

NOTE I—COMMITMENTS/LEASES

The Company entered into a lease agreement on July 8, 2005 for office space. The current lease agreement is in effect from August 2009 to August 2010, and at that time is up for renewal. Monthly fees are approximately $1,476. The Company’s estimated future yearly minimum lease obligations are as follows:

2010 $17,700

Total rent expense for 2009 and 2008 was $17,715 and $18,189 respectively.

NOTE J—RELATED PARTIES

The Company has a Note Receivable with one of its officers and major shareholders. The note is payable on demand and bears 8% interest per annum. The outstanding balance as of December 31, 2009 is $234,284.

Annual payments including principal and interest are as follows:

Year ended	Interest and principal payments
2010	$ 38,220
2011	38,220
2012	38,220
2013	38,220
2014	38,220
2015 and thereafter	130,564
Total principal and interest payments	$ 321,664

NOTE K—LINE OF CREDIT

Two of the Company’s subsidiaries have lines of credit with Bank of America. The line of credit for CKO is 10.75% interest and the line of credit for China Print, Inc. is 14.75%. The outstanding balances of the line of credit by Subsidiary as of December 31, 2009 are as follows:

CKO	$ 44,729
CYIOS Group	26,371
$ 71,100

NOTE L—LIABILITIES OF DISCONTINUED OPERATIONS

The original amount of the accounts payables and other payables from discontinued operations was $441,670. The amount written off in 2007 was $185,173 and the amount written off in 2008 was the $256,497.

Our basis for writing off the payables balance into income in 2008 and 2007 was based upon management’s estimation and determination that these particular amounts had fallen into one of three categories:

1. Some of the outstanding accounts payable had already been paid off by one of the other subsidiaries, but were never actually written off the books of the subsidiary (Worldteq) until now. The officers and managers of the company prior to the merger in 2005 provided the new officers and management with records that were incomplete. After careful review, management has concluded that some accounts outstanding had actually been paid, but not cleared off the books of the subsidiary (Worldteq).

2. Using reasonable estimates, management determined that amounts under $1,000 were immaterial and exceeded the statute of limitations for the State of Delaware could be written-off as of December 31, 2008 and 2007.

3. The officers and management of the company prior to the merger in 2005 calculated accruals based on estimates for expenses for services that were never rendered to the company.

In 2009, Management wrote off an additional $17,068 in accounts payable that also pertained to amounts owed by WorldTeq Corporation to various vendors. These amounts have been sitting on the books since 2003 and 2004 and no attempt has been made by the vendors to collect these amounts. Management believes that like the other outstanding payables, these amounts were already paid and not written off the books prior to the merger in 2005.

The Income from Discontinued Operations was $17,068 and $202,729 for the years ended December 31, 2009 and 2008, respectively.

The Company absorbed WorldTeq Corporation (a Delaware corporation) as a result of the merger in 2005. Since that time the Company has carried the debts of WorldTeq

NOTE L—LIABILITIES OF DISCONTINUED OPERATIONS (CONT’D)

Corporation. Since the merger, management has determined that many of the debts outstanding had been satisfied by other subsidiaries and many other debts exceeded the State of Delaware’s rules regarding the statute of limitations for collection of outstanding debts. According to Delaware code, title 6, section 2437A, the statute of limitations for debts classified as general written contracts is 3 years. The Company has carried the debts for over 3 years. Moreover, the Company plans to dissolve Worldteq since it has had no operations since 2005, the Company does not intend to continue operations in this subsidiary or business segment, and the CEO of Worldteq passed away. Since the merger in 2005, no attempt on the part of the creditors have been made to collect these debts, so based on management’s estimate we have determined it reasonable to write them off over 2008 and 2007 as we have abandoned operations in this business segment and the Company has closed out and dissolved WorldTeq as of December 31, 2009.

NOTE M—NET INCOME/ (LOSS) PER COMMON SHARE

The Company’s reconciliation of the numerators and denominators of the basic and fully diluted income per shares is as follows for the years ended December 31, 2009 and 2008 are as follows:

	For the 12 months ended December 31, 2009			For the 12 Months Ended December 31, 2008
	Income	Shares	Per-Share	Income	Shares	Per-Share
	(Numerator)	(Denominator)	Amount	(Numerator)	(Denominator)	Amount
Net Income/(Loss)	$ (3,976)			$ 53,768
Basic EPS
Income available to common stockholders	(3,976)	27,798,922	$ (0.00)	53,768	25,744,896	$ 0.00
Effect of Dilutive Securities
Warrants
Convertible preferred stock		29,713			29,713
Diluted EPS
Net Income/(Loss)	(3,976)	27,828,635	$ (0.00)	53,768	25,774,609	$ 0.00

Unaudited Consolidated Financial Statements

In the opinion of management, the accompanying unaudited consolidated financial statements included in this Form S-1 reflect all adjustments necessary for a fair presentation of the results of operations for the periods presented. The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year.

CYIOS Corporation and Subsidiaries
Consolidated Balance Sheet
	As of	As of
	June 30,	December 31,
	2010--(unaudited)	2009--(audited)
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$ 94,217	$ 76,448
Accounts Receivable	105,290	114,596
Prepaid and Other Current Assets	95,842	101,697
TOTAL CURRENT ASSETS	295,349	292,741

FIXED ASSETS, NET	1,828	2,220

OTHER ASSETS
Related Party Loan	234,284	234,284
TOTAL OTHER ASSETS	234,284	234,284

TOTAL ASSETS	$ 531,461	$ 529,245

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Current Liabilities:
Line of Credit	$ 61,452	$ 71,100
Convertible Note Payable	50,000	-
Accounts Payable	3,995	4,045
Accruals and Other Payables	100,209	95,476
TOTAL LIABILITIES	215,656	170,621

STOCKHOLDERS' EQUITY
Convertible Preferred Stock ($.001 par value, 5,000,000 authorized:
29,713 and 29,713 issued and outstanding)	30	30
Common Stock ($.001 par value, 100,000,000 shares authorized:
35,698,877 and 30,148,877 shares issued and outstanding)	35,699	30,149
Additional Paid-in-Capital	24,567,488	24,199,038
Accumulated Deficit	(24,287,412)	(23,870,593)
TOTAL STOCKHOLDERS' DEFICIT	315,805	358,624

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$ 531,461	$ 529,245

The accompanying notes are an integral part of these unaudited consolidated financial statements

CYIOS Corporation and Subsidiaries
Consolidated Statement of Operations--(unaudited)

	For the three months ended June 30,
	2010	2009
SALES AND COST OF SALES
Sales	$ 459,679	$ 488,720
Cost of Sales	264,142	275,886
Gross Profit	195,537	212,834

EXPENSES
Selling, general and administrative	25,048	18,604
Payroll Expense--Indirect Labor	148,179	130,466
Consulting and Professional Fees Expense	18,876	51,666
Payroll Expense--Stock Compensation	-	-
Consulting Expense--Stock Compensation	21,667	-
Depreciation	196	196
TOTAL EXPENSES	213,966	200,932

Net Income/(Loss) from Operations	(18,429)	11,902

OTHER INCOME/(EXPENSE)
Interest Income	4,674	1,335
Interest Expense	(2,635)	-
NET OTHER INCOME/(EXPENSE)	2,039	1,335

PROVISION FOR INCOME TAXES	-	-

NET INCOME/(LOSS) FROM CONTINUING OPERATIONS	(16,390)	13,237

Net Income/(Loss)	$ (16,390)	$ 13,237

Net income/(loss) per share--basic and fully diluted	$ (0.00)	$ 0.00
Weighted average shares outstanding--basic and fully diluted	35,728,590	27,839,945

The accompanying notes are an integral part of these unaudited consolidated financial statements

CYIOS Corporation and Subsidiaries
Consolidated Statement of Operations--(unaudited)

	For the six months ended June 30,
	2010	2009
SALES AND COST OF SALES
Sales	$ 905,955	$ 863,643
Cost of Sales	530,441	494,394
Gross Profit	375,514	369,249

EXPENSES
Selling, general and administrative	53,300	40,986
Payroll Expense--Indirect Labor	306,249	247,399
Consulting and Professional Fees Expense	47,256	65,721
Payroll Expense--Stock Compensation	350,000	-
Consulting Expense--Stock Compensation	35,833	-
Depreciation	392	392
TOTAL EXPENSES	793,031	354,498

Net Income/(Loss) from Operations	(417,517)	14,751

OTHER INCOME/(EXPENSE)
Interest Income	5,980	2,601
Interest Expense	(5,282)	(352)
NET OTHER INCOME/(EXPENSE)	699	2,249

PROVISION FOR INCOME TAXES	-	-

NET INCOME/(LOSS) FROM CONTINUING OPERATIONS	(416,818)	17,000

Net Income/(Loss)	$ (416,818)	$ 17,000

Net income/(loss) per share--basic and fully diluted	$ (0.01)	$ 0.00
Weighted average shares outstanding--basic and fully diluted	35,728,590	27,595,763

The accompanying notes are an integral part of these unaudited consolidated financial statements

CYIOS Corporation and Subsidiaries
Consolidated Statement of Stockholders' Deficit (Unaudited)

	Preferred	Preferred	Common	Common	Additional
	Shares	Stock	Shares	Stock	Paid-in	Accumulated
	(000's)		$(000's)	$	Capital	Deficit
Balances, December 31, 2008	29,713	$ 30	26,857,210	$ 26,857	$ 24,014,663	$ (23,866,618)
Shares issued for consulting services	-	-	2,366,667	2,367	159,300	-
Shares issued to employees	-	-	125,000	125	5,875	-
Shares sold	-	-	800,000	800	19,200	-
Net Income (loss)		-	-	-	-	(3,976)
Balances, December 31, 2009	29,713	$ 30	30,148,877	$ 30,149	$ 24,199,038	$ (23,870,594)
Shares issued for consulting services	-	-	550,000	550	23,450	-
Shares issued to executive officer as a bonus	-	-	5,000,000	5,000	345,000	-
Net Income (loss)	-	-	-	-	-	(416,818)
Balances, June 30, 2010	29,713	$ 30	35,698,877	$ 35,699	$ 24,567,488	$ (24,287,412)

The accompanying notes are an integral part of these unaudited consolidated financial statements

CYIOS Corporation and Subsidiaries
Consolidated Statements of Cash Flows (Unaudited)

	For the years ended
	June 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income/(loss)
From Continuing Operations	$ (416,818)	$ 17,000
Adjustments to reconcile net loss to net cash provided by (used in)
operating activities:
Depreciation	392	392
Value of Shares Issued for consulting/employee services	374,000	47,500
Changes in Assets and Liabilities:
(Increase)/Decrease in Accounts Receivable	9,306	(159,555)
(Increase)/Decrease in Prepaid and Other Current Assets	5,854	(8,228)
Increase/(Decrease) in Accruals and Other Payables	4,733	106,552
Increase/(Decrease) in Accounts Payable	(50)	12
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(22,583)	3,673

CASH FLOWS FROM INVESTING ACTIVITIES:
(Increase)/Decrease in Related Party Loan	-	24,496
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	-	24,496

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Issuance of Common Stock	-	20,000
Proceeds Received from Payments made on Stock Subscription Receivable	-	-
Proceeds from Issuance of Convertible Note Payable	50,000	-
Principal Payments Made on line of Credit	(9,648)	(4,007)
Proceeds Received from Draw on Line of Credit	-	-
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	40,352	15,993

NET INCREASE IN CASH AND
CASH EQUIVALENTS	17,769	44,162

CASH AND CASH EQUIVALENTS:
Beginning of Period	76,448	27,070

End of Period	$ 94,217	$ 71,232

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
CASH PAID DURING THE PERIOD FOR:
Interest	$ 2,635	$ 352
Taxes	$ -	$ -

NON CASH INVESTING AND FINANCING ACTIVITIES:
Stock Issued for Prepaid Consulting Services	$ 18,000	$ 47,500
Stock Issued for Consulting Services/Employee Bonus	$ 356,000	$ -

The accompanying notes are an integral part of these unaudited consolidated financial statements

CYIOS CORPORATION. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2010

(Unaudited)

NOTE A - ORGANIZATION, OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The interim consolidated financial statements and summarized notes included herein were prepared in accordance with accounting principles generally accepted in the United States of America for interim consolidated financial information, pursuant to rules and regulations of the Securities and Exchange Commission. Because certain information and notes normally included in complete consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America were condensed or omitted pursuant to such rules and regulations, it is suggested that these consolidated financial statements be read in conjunction with the Consolidated Financial Statements and the Notes thereto, included in CYIOS Corporations 10-K filed February 26, 2010. These interim consolidated financial statements and notes hereto reflect all adjustments that are, in the opinion of management, necessary for a fair statement of results for the interim periods presented. Such financial results should not be construed as necessarily indicative of future results

USE OF ESTIMATES

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

CASH EQUIVALENTS

All highly liquid investments purchased with an original maturity of three months or less are considered to be cash equivalents.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Financial instruments, including cash, receivables and other current assets, are carried at amounts that approximate fair value. Accounts payable, loans and notes payable and other liabilities are carried at amounts that approximate fair value.

PROPERTY AND EQUIPMENT

The Company provides for depreciation of equipment using accelerated and straight-line methods based on estimated useful lives of five to seven years. Depreciation expense was $196 and $196 respectively for the three months ended June 30, 2010 and 2009 and $392 and $392 for the 6 months ended June 30, 2010 and 2009.

REVENUE RECOGNITION/CONTRACTS

The Company derives revenue primarily from the sale and service of information technology services to the government. Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed and determinable, collectability is reasonably assured, contractual obligations have been satisfied and title and risk of loss have been transferred to the customer.

Revenue from the contracts is recognized using the specific performance method. Revenue on fixed-price contracts pursuant to which a client pays the Company a specified amount to provide only a particular service for a stated time period, or so-called fee-for-service arrangement, is recognized as amounts become billable, assuming all other criteria for revenue recognition are met. The Company bids on governmental contracts which are generally long-term for a fixed-price per contract. Once the company wins a contract and begins the project, the company bills on a monthly basis for the labor hours worked at the agreed upon price per hour—based on the contract. The company then recognizes the revenue on those actual hours that have been billed to the customer.

Net Income/ (Loss) per Common Share

The Company‘s current earnings per share (EPS) are shown in dual presentation of basic and diluted earnings per share (EPS) with a reconciliation of the numerator and denominator of the EPS computations. Basic earnings per share amounts are based on the weighted average shares of common stock outstanding. If applicable, diluted earnings per share would assume the conversion, exercise or issuance of all potential common stock instruments such as options, warrants and convertible securities, unless the effect is to reduce a loss or increase earnings per share. Accordingly, this presentation has been adopted for the period presented. There were no adjustments required to net loss for the period presented in the computation of diluted earnings per share.

Advertising Costs

Advertising costs are expensed as incurred. For the three months ended June 30, 2010 and 2009, the company incurred advertising expense of $1,875 and $2,145 respectively. For the six months ended June 30, 2010 and 2009, the company incurred advertising expense of $5,129 and $4,829, respectively.

Income Taxes

We account for income taxes using the asset and liability method, which results in recognizing income tax expense based on the amount of income taxes payable or refundable for the current year. Additionally, we evaluate regularly the tax positions taken or expected to be taken resulting from financial statement recognition of certain items. Based on our evaluation, we have concluded that there are no significant uncertain tax positions.

Impairment of Long-Lived Assets

The Company reviews the carrying value of property, plant, and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors.

RECENT ACCOUNTING PRONOUNCEMENTS

In March 2010, the FASB issued Accounting Standard Update No. 2010-11 “Derivatives and Hedging” (Topic 815). ASU No. 2010-11 update provides amendments to subtopic 815-15, Derivatives and hedging. The amendments clarify about the scope exception in paragraph 815-10-15-11 and section 815-15-25 as applicable to the embedded credit derivatives. The ASU is effective on the first day of the first fiscal quarter beginning after June 15, 2010. Therefore, for a calendar-year-end entity, the ASU becomes effective on July 1, 2010. Early application is permitted at the beginning of the first fiscal quarter beginning after March 5, 2010

In April 2010, the FASB issued Accounting Standard Update No. 2010-12. “Income Taxes” (Topic 740). ASU No.2010-12 amends FASB Accounting Standard Codification subtopic 740-10 Income Taxes to include paragraph 740-10-S99-4. On March 30, 2010 The President signed the Health Care & Education Affordable Care Act reconciliation bill that amends its previous Act signed on March 23, 2010. FASB Codification topic 740, Income Taxes, requires the measurement of current and deferred tax liabilities and assets to be based on provisions of enacted tax law. The effects of future changes in tax laws are not anticipated.” Therefore, the different enactment dates of the Act and reconciliation measure may affect registrants with a period-end that falls between March 23, 2010 (enactment date of the Act), and March 30, 2010 (enactment date of the reconciliation measure). However, the announcement states that the SEC would not object if such registrants were to account for the enactment of both the Act and the reconciliation measure in a period ending on or after March 23, 2010, but notes that the SEC staff “does not believe that it would be appropriate for registrants to analogize to this view in any other fact patterns.”

RECENT ACCOUNTING PRONOUNCEMENTS (CONT’D)

In April 2010, the FASB issued Accounting Standard Update No. 2010-13 “Stock Compensation” (Topic 718). ASU No.2010-13 provides amendments to Topic 718 to clarify that an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity's equity securities trades should not be considered to contain a condition that is not a market, performance, or service condition. Therefore, an entity would not classify such an award as a liability if it otherwise qualifies as equity. The amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010. The amendments in this Update should be applied by recording a cumulative-effect adjustment to the opening balance of retained earnings. The cumulative-effect adjustment should be calculated for all awards outstanding as of the beginning of the fiscal year in which the amendments are initially applied, as if the amendments had been applied consistently since the inception of the award. The cumulative-effect adjustment should be presented separately. Earlier application is permitted.

In April 2010, the FASB issued Accounting Standards Update No.2010-14, “Accounting for Extractive Activities – Oil & Gas” (Topic 932). ASU No. 2010-14 amends FASB accounting Standard paragraph 932-10-S99-1 due to SEC release no. 33-8995 [FR 78], Modernization of Oil and Gas Reporting and provides update as to amendments to SEC Regulation S-X, Rule 4-10.

In April 2010, the FASB issued Accounting Standard Update No. 2010-15. “Financial Services-Insurance” (Topic 944) ASU No.2010-15 gives direction on how investments through separate accounts affect an insurer’s consolidation analysis of those investments. Under the ASU: an insurance entity should not consider any separate account interests held for the benefit of policy holders in an investment to be the insurer's interests and should not combine those interests with its general account interest in the same investment when assessing the investment for consolidation, unless the separate account interests are held for the benefit of a related party policy holder as defined in the Variable Interest Entities Subsections of Subtopic 810-10 and those Subsections require the consideration of related parties. The amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2010. Early adoption is permitted. The amendments in this Update should be applied retrospectively to all prior periods upon the date of adoption.

In April 2010, the FASB issued Accounting Standard Update No. 2010-16. “Entertainment-Casinos” (Topic 924). ASU No.2010-16 addresses diversity in practice regarding whether an entity accrues liabilities for a base jackpot before it is won because they could avoid the payment. The amendments in this update clarify that an entity should not accrue jackpot liabilities (or portions thereof) before a jackpot is won if the entity can avoid paying that jackpot. Jackpots should be accrued and charged to revenue when an entity has the obligation to pay the jackpot. This guidance applies to both base and progressive jackpots. The ASU amendments are effective for fiscal years, and the interim periods within those fiscal years, beginning on or after December 15, 2010.

In April 2010, the FASB issued Accounting Standard Update No. 2010-17. “Revenue Recognition-Milestone Method” (Topic 605) ASU No.2010-17 provides guidance on defining a milestone and determining when it may be appropriate to apply the milestone method of revenue recognition for research or development transactions. An entity often recognizes these milestone payments as revenue in their entirety upon achieving a specific result from the research or development efforts. A vendor can recognize consideration that is contingent upon achievement of a milestone in its entirety as revenue in the period in which the milestone is achieved only if the milestone meets all criteria to be considered substantive. Determining whether a milestone is substantive is a matter of judgment made at the inception of the arrangement. The ASU is effective for fiscal years and interim periods within those fiscal years beginning on or after June 15, 2010. Early application is permitted. Entities can apply this guidance prospectively to milestones achieved after adoption. However, retrospective application to all prior periods is also permitted.

In April 2010, the FASB issued Accounting Standard Update No. 2010-18. “Receivables” (Topic 310). ASU No.2010-18 provides guidance on accounting for acquired loans that have evidence of credit deterioration upon acquisition. Paragraph 310-30-15-6 allows acquired assets with common risk characteristics to be accounted for in the aggregated as a pool. Upon establishment of the pool, the pool becomes the unit of accounting. When loans are accounted for as a pool, the purchase discount is not allocated to individual loans; thus all of the loans in the pool accrete at a single pool rate (based on cash flow projections for the pool). Under subtopic 310-30, the impairment analysis also is performed on the pool as a whole as opposed to each individual loan. Paragraphs 310-40-15-4 through 15-12 establish the criteria for evaluating whether a loan modification should be classified as a troubled debt RECENT ACCOUNTING PRONOUNCEMENTS (CONT’D)

restructuring. Specifically paragraph 310-40-15-5 states that “a restructuring of a debt constitutes a troubled debt restructuring for purposes of this subtopic if the creditor for economic or legal reasons related to the debtor’s financial difficulties grants a concession to the debtor that it would not otherwise consider.” The ASU is effective for modification of loans accounted for within pools under subtopic 310-30 occurring in the first interim or annual period ending on or after July 15, 2010. The amendments are to be applied prospectively. Early application is permitted.

In May 2010, the FASB issued Accounting Standard Update No. 2010-19 “Foreign Currency”. (“ASU No. 2010-19”). ASU 2010-19, codifies the SEC staff announcement made at the March 18, 2010, EITF meeting. The ASU “provides the SEC staff’s views on certain foreign currency issues related to investments in Venezuela.” These issues relate to Venezuela’s highly inflationary status. The ASU became effective on March 18, 2010.

Other ASUs not effective until after June 30, 2010, are not expected to have a significant effect on the Company’s consolidated financial position or results of operations.

Accounts Receivable

Accounts deemed uncollectible are written off in the year they become uncollectible. As of June 30, 2010, the Accounts Receivable balance was $105,290 and the amount deemed uncollectible was $0.

PREFERRED STOCK

As of June 30, 2010, the outstanding preferred stock is 29,713.

COMMON STOCK

The following table recaps the capital account transactions occurring during the 1st quarter of 2010:

Month/Description of transaction	Number of shares	Price per share	Total Value

March--Stock issued to Executive Officer as bonus	5,000,000	$ 0.07	$ 350,000
March--Stock issued for Consulting Services	100,000	$ 0.06	$ 6,000
March--Stock issued for Consulting Services	450,000	$ 0.04	$ 18,000
Total	5,550,000		$ 374,000

No shares of Common Stock were issued during the 2nd quarter of 2010.

STOCK-BASED COMPENSATION

Stock-based compensation cost is estimated at the grant date based on the fair value of the award and is recognized as expense over the requisite service period of the award. The Company has awarded stock-based compensation both as restricted stock and stock options. Any stock options granted were immediately exercised upon grant.

STOCK OPTIONS AND WARRANTS

On April 21, 2006, the Company’s board of directors approved the 2006 Employee Stock Option Plan (the “2006 Plan”). The 2006 Plan provides for the issuance of a maximum of 3,000,000 shares of common stock in connection with stock options granted thereunder, plus an annual increase to be added on the first nine anniversaries of the effective date of the 2006 Plan, equal to at least (i) 1% of the total number of shares of common stock then outstanding, (ii) 350,000 shares, or (iii) a number of shares determined by the Company’s board of directors prior to such anniversary date. The 2006 Plan has a term of 10 years and may be administered by the Company’s board of directors or by a committee made up of not less than 2 members of appointed by the Company’s board of directors.

Participation in the 2006 Plan is limited to employees, officer, directors and consultants of the Company and its subsidiaries. Incentive stock options granted pursuant to the 2006 Plan must have an exercise price per share not less than 100%, and non-qualified stock options not less than 85%, of the fair market value of our common stock on the date of grant. Awards granted pursuant to the 2006 Plan may not have a term exceeding 10 years and will vest upon conditions established by the Company’s board of directors.

On April 21, 2006 the Company filed a registration statement on Form S-8 with the SEC registering 3,000,000 shares of common stock for issuance upon exercise of options granted pursuant to the 2006 Plan. As of December 31, 2007, options to acquire 1,812,300 shares of common stock were granted and exercised and there are 1,187,700 shares available for issuance under the 2006 Plan.

On November 12, 2007, the Company’s board of directors approved the 2007 Equity Incentive Plan (the “2007 Plan”). The 2007 Plan provides for the issuance of a maximum of 3,500,000 shares of common stock in connection with awards granted thereunder, which may include stock options, restricted stock awards and stock appreciation rights. The 2007 Plan has a term of 10 years and may be administered by the Company’s board of directors or by a committee appointed by the Company’s board of directors (the “Committee”). Participation in the 2007 Plan is limited to employees, officer, directors and consultants of the Company and its subsidiaries.

Incentive stock options granted pursuant to the 2007 Plan must have an exercise price per share not less than 100%, and non-qualified stock options not less than 85%, of the fair market value of the Company’s common stock on the date of grant. Awards granted pursuant to the 2007 Plan may not have a term exceeding 10 years and will vest upon conditions established by the Committee.

On November 29, 2006 the Company filed a registration statement on Form S-8 with the SEC registering 3,500,000 shares of common stock for issuance upon exercise of options granted and exercised pursuant to the 2007 Plan. As of December 31, 2007, options to acquire 2,054,000 shares of common stock were granted and exercised and there are 1,446,000 shares available for issuance under the 2007 Plan.

STOCK OPTIONS AND WARRANTS (CONT’D)

Outstanding stock options and warrants as of June 30, 2010 are as follows:

	Stock/Options	Weighted average price per share	Aggregate intrinsic value
Outstanding at December 31, 2008	2,014,284	0.13	261,857
For the year ended December 31, 2009
Granted	3,291,667	0.06	197,500
Options forfeited or expired	(2,014,284)	0.13	(261,857)
Exercised in 2009	(3,291,667)	0.06	(197,500)
Outstanding at December 31, 2008	-	0.13	-

For the period ended March 31, 2010
Granted	-	-	-
Exercised in the first quarter 2010	-	-	-
Outstanding at June 30, 2010	-	-	-

NOTE B—INCOME TAXES

Due to the prior years’ operating losses and the inability to recognize an income tax benefit, there is no provision for current or deferred federal or state income taxes for the year ended December 31, 2009.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for federal and state income tax purposes.

The Company’s total deferred tax asset, calculated using federal and state effective tax rates, as of December 31, 2009 is as follows:

Total Deferred Tax Asset	$ 2,264,327
Valuation Allowance	(2,264,327)
Net Deferred Tax Asset	-

The reconciliation of income taxes computed at the federal statutory income tax rate to total income taxes for the year ended December 31, 2009 is as follows:

	2009	2008
Income tax computed at the federal statutory rate	34%	34%
State income tax, net of federal tax benefit	0%	0%
Total	34%	34%
Valuation allowance	-34%	-34%
Total deferred tax asset	0%	0%

NOTE B—INCOME TAXES (CONT’D)

Because of the Company’s lack of earnings history, the deferred tax asset has been fully offset by a valuation allowance. The valuation allowance increased (decreased) by $1,352 and $(18,281) in 2009 and 2008, respectively. No tax benefits have been recorded for the nondeductible (tax) expenses (including stock for services) totaling $17,210,808.

As of December 31, 2009, the Company had federal and state net operating loss carryforwards as follows of $6,659,786 which will expire at various times through the year 2029.

NOTE C—CONCENTRATION

The Company is either a prime or sub contractor on contracts with L-3 Communications, SERCO, TMS, Information Management Support Center (IMCEN) and GOMO/SLD. Loss of these contracts could have a material effect upon the Company’s financial condition and results of operations.

NOTE D—SEGMENT REPORTING

Net sales and Profit/ (Loss) by Segment for the three months ended June 30, 2010 and 2009 are broken down as follows:

Net Sales by Segment	For the 3 months ended June 30, 2010
	CYIOS	CYIOS Group	CKO	Totals
Sales, net	$ 459,679	$ -	$ -	$ 459,679
Cost of Sales	264,142	-	-	264,142
Gross Profit	$ 195,537	$ -	$ -	$ 195,537

Profit/(Loss) by Segment	For the 3 months ended June 30, 2010
	CYIOS	CYIOS Group	CKO	Totals
Net (Loss)	$ (14,682)	$ -	$ (1,708)	$ (16,390)

________________________________________________________________________________

Net Sales by Segment	For the 3 months ended June 30, 2009
	CYIOS	CYIOS Group	CKO	Totals
Sales, net	$ 488,720	$ -	$ -	$ 488,720
Cost of Sales	275,886	-	-	275,886
Gross Profit	$ 212,834	$ -	$ -	$ 212,834

Profit/(Loss) by Segment	For the 3 months ended June 30, 2009
	CYIOS	CYIOS Group	CKO	Totals
Net (Loss)	$ 15,129	$ -	$ (1,892)	$ 13,237

NOTE D—SEGMENT REPORTING (CONT’D)

Net sales and Profit/ (Loss) by Segment for the six months ended June 30, 2010 and 2009 are broken down as follows:

Net Sales by Segment	For the 6 months ended June 30, 2010
	CYIOS	CYIOS Group	CKO	Totals
Sales, net	$ 905,955	$ -	$ -	$ 905,955
Cost of Sales	$ 530,441	-	-	530,441
Gross Profit	$ 375,514	$ -	$ -	$ 375,514

Profit/(Loss) by Segment	For the 6 months ended June 30, 2010
	CYIOS	CYIOS Group	CKO	Totals
Net (Loss)	$ (413,406)	$ -	$ (3,412)	$ (416,818)
Net Sales by Segment	For the 6 months ended June 30, 2009
	CYIOS	CYIOS Group	CKO	Totals
Sales, net	$ 863,643	$ -	$ -	$ 863,643
Cost of Sales	494,394	-	-	494,394
Gross Profit	$ 369,249	$ -	$ -	$ 369,249

Profit/(Loss) by Segment	For the 6 months ended June 30, 2009
	CYIOS	CYIOS Group	CKO	Totals
Net (Loss)	$ 23,730	$ (352)	$ (6,378)	$ 17,000

NOTE E—PENSION PLAN

The Company has a 401(k) plan which is administered by a third-party administrator. Individuals who have been employed for one month and reached the age of 21 years are eligible to participate. Employees may contribute up to the legal amount allowed by law. The Company matches one quarter of the employee’s contribution up to a maximum of 4% of the employee’s wages. Employees are vested in the Company’s contribution 25% a year and are fully vested after four years. The Company’s contributions for the three months ended June 30, 2010 and 2009 were $3,886 and $0 respectively. The Company’s contributions for the six months ended June 30, 2010 and 2009 were $7,090 and $1,597, respectively.

NOTE F—COMMITMENTS/LEASES

The Company entered into a lease agreement on July 8, 2005 for office space. The current lease agreement is in effect from August 2009 to August 2010, and at that time is up for renewal. Monthly fees are $1,040.

Total rent expense for the three months ended June 30, 2010 and 2009 was $4,456 and $4,524, respectively. Total rent expense for the six months ended June 30, 2010 and 2009 was $8,852 and $8,956, respectively.

NOTE G—RELATED PARTIES

The Company has a Note Receivable with one of its officers and major shareholders. The note is payable on demand and bears 8% interest per annum. The outstanding balance as of June 30, 2010 is $234,284.

Annual payments including principal and interest are as follows:

Year-ended	Interest	Principal
2010	$ 16,702	$ 11,996
2011	$ 16,958	17,153
2012	$ 15,534	18,576
2013	$ 13,992	20,118
2014	$ 12,322	21,788
2015 and thereafter	$ 31,310	144,653
Total principal and interest payments	$ 106,817	$ 234,284

The above Related Party Loan is secured by 8,000,000 shares of stock owned by the related party.

NOTE H—NET INCOME/ (LOSS) PER COMMON SHARE

The Company’s reconciliation of the numerators and denominators of the basic and fully diluted income per shares is as follows for the three months ended June 30, 2010 and 2009 are as follows:

	For the 3 months ended June 30, 2010			For the 3 Months Ended June 30, 2009
	Income	Shares	Per-Share	Income	Shares	Per-Share
	(Numerator)	(Denominator)	Amount	(Numerator)	(Denominator)	Amount

Net Income/(Loss)	$ (16,390)			$ 13,237
Basic EPS
Income available to common stockholders	(16,390)	35,698,877	$ (0.00)	13,237	27,810,232	$ 0.00
Effect of Dilutive Securities
Warrants
Convertible preferred stock		29,713			29,713
Diluted EPS
Net Income/(Loss)	(16,390)	35,728,590	$ (0.00)	13,237	27,839,945	$ 0.00

NOTE H—NET INCOME/ (LOSS) PER COMMON SHARE (CONT’D)

The Company’s reconciliation of the numerators and denominators of the basic and fully diluted income per shares is as follows for the six months ended June 30, 2010 and 2009 are as follows:

	For the 6 months ended June 30, 2010			For the 6 Months Ended June 30, 2009
	Income	Shares	Per-Share	Income	Shares	Per-Share
	(Numerator)	(Denominator)	Amount	(Numerator)	(Denominator)	Amount

Net Income/(Loss)	$ (416,818)			$ 17,000
Basic EPS
Income available to common stockholders	(416,818)	35,698,877	$ (0.01)	17,000	27,566,050	$ 0.00
Effect of Dilutive Securities
Warrants
Convertible preferred stock		29,713			29,713
Diluted EPS
Net Income/(Loss)	(416,818)	35,728,590	$ (0.01)	17,000	27,595,763	$ 0.00

NOTE I—LINE OF CREDIT

Two of the Company’s subsidiaries have lines of credit with Bank of America. The line of credit for CKO is 10.75% interest and the line of credit for CYIOS Group is 14.75%. The outstanding balances of the line of credit by Subsidiary as of June 30, 2010 are as follows:

CKO	$ 43,082
CYIOS Group	18,370
$ 61,452

NOTE J—PREPAIDS

On September 29, 2009, the company issued 1,400,000 shares of common stock to a consulting firm for services to be rendered through September 15, 2011. The Company measured the value of the stock given for services at the date given, September 28, 2009 (measurement/grant date). The total value of the services has been estimated to be $98,000 which is based on a fair market value per share of $.07 on September 29, 2009. The $98,000 is to be amortized over 36 months. The total amount charged to expenses for the 3 months ending June 30, 2010 was $8,166.66. The total amount charged to expenses for the 6 months ending June 30, 2010 was $16,333.32.

On March 31, 2010, the company issued 450,000 shares of common stock to a consulting firm for services to be rendered through July 2010. The Company measured the value of the stock given for services at the date given, June 30, 2010 (measurement/grant date). The total value of the services has been estimated to be $18,000 which is based on a fair market value per share of $.04 on March 31, 2010. The $18,000 is to be amortized over 4 months. The total amount charged to expenses for the 3 months ending June 30, 2010 was $4,500. The total amount charged to expense for the 6 months ending June 30, 2010 was $4,500.

NOTE K—CONVERTIBLE NOTE PAYABLE

On January 5, 2010, the company received proceeds from a Note Payable (“Note”) due to an outside party in the amount of $50,000. The Note with an interest rate of 8% is due in full in September 2010 and has the option to be converted into shares of CYIOS stock if the company does not pay the Note in full plus interest by the due date. A total of 4,761,905 shares have been place in reserve if the Note Payable is converted. Total interest accrued for this note as of June 30, 2010 is $2,000.

ITEM 2: Outside back Cover page - Prospectus

___________________________________________________

CYIOS CORPORATION

3,500,000 Shares

Common Stock

PROSPECTUS

You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell common stock and is not soliciting an offer to buy common stock in any state where the offer or sale is not permitted.

Until ___________, 2010 all dealers that effect transactions in these securities, whether or not participating in the offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

________, 2010

__________________________________________________

2. PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

The Nevada General Corporation Law requires us to indemnify officers and directors for any expenses incurred by any officer or director in connection with any actions or proceedings, whether civil, criminal, administrative, or investigative, brought against such officer or director because of his or her status as an officer or director, to the extent that the director or officer has been successful on the merits or otherwise in defense of the action or proceeding. The Nevada General Corporation Law permits a corporation to indemnify an officer or director, even in the absence of an agreement to do so, for expenses incurred in connection with any action or proceeding if such officer or director acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of the corporation and such indemnification is authorized by the stockholders, by a quorum of disinterested directors, by independent legal counsel in a written opinion authorized by a majority vote of a quorum of directors consisting of disinterested directors, or by independent legal counsel in a written opinion if a quorum of disinterested directors cannot be obtained.

The Nevada General Corporation Law prohibits indemnification of a director or officer if a final adjudication establishes that the officer's or director's acts or omissions involved intentional misconduct, fraud, or a knowing violation of the law and were material to the cause of action. Despite the foregoing limitations on indemnification, the Nevada General Corporation Law may permit an officer or director to apply to the court for approval of indemnification even if the officer or director is adjudged to have committed intentional misconduct, fraud, or a knowing violation of the law.

The Nevada General Corporation Law also provides that indemnification of directors is not permitted for the unlawful payment of distributions, except for those directors registering their dissent to the payment of the distribution.

Insofar as indemnification for liabilities arising under the Securities Act may be provided to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 13 - Other Expenses of Issuance and Distribution.

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the registrant.

Securities and Exchange Commission registration fee	$ 14.97
Legal fees and expenses (1)	$5,000.00
Accounting fees and expenses	$1,000.00
Miscellaneous (1)	$1,700.00
Total (1)	$9,414.97
(1) Estimated

ITEM 14 - INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and directors are indemnified as provided by the Nevada Revised Statutes.

Under the Nevada Revised Statutes, director immunity from liability to a company or its stockholders for monetary liabilities applies automatically unless it is specifically limited by a company's Articles of Incorporation. Our Articles of Incorporation do not specifically limit the directors’ immunity. Excepted from that immunity are: (a) a willful failure to deal fairly with us or our stockholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

Our Bylaws provide that we will indemnify our directors to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding, or part thereof, initiated by such person unless such indemnification: (a) is expressly required to be made by law, (b) the proceeding was authorized by the board of directors, (c) is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law, or (d) is required to be made pursuant to our Bylaws.

Our Bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was our director or officer, or is or was serving at the request of us as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our Bylaws or otherwise.

ITEM 15 - Recent Sales of Unregistered Securities.

None

ITEM 16 - Exhibits and Financial Statement Schedules.

(a) Exhibits:

The following exhibits are filed or referenced as part of this registration statement:

Exhibit	Description of Exhibit
3.1	Certificate of Incorporation
3.2	By-laws
5.1	Opinion of Counsel
10.1	Drawdown Equity Financing Agreement
10.2	Registration Rights Agreement
23.2	Consent of Counsel (included in Exhibit 5.1)
23.2	Consent of Independent Registered Certified Public Accountants

ITEM 17 - Undertakings.

The undersigned registrant hereby undertakes to:

a. The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, That:

A. Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

B. Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

5. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i. If the registrant is relying on Rule 430B:

a. Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

b. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii. If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

6. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

b. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

3. SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned; thereunto duly authorized, in Washington, D.C., on August 27, 2010.

CYIOS CORPORATION

By:	/s/ Timothy Carnahan
Timothy Carnahan
President, Chief Executive Officer, Principal Financial Officer, Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signature Title Date

/s/ Timothy Carnahan President, Chief Executive Officer, August 27, 2010

Timothy Carnahan Principal Financial Officer, Principal

Accounting Officer, Director